                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-66102

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 12, 2001

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 9, 2001)

                                 (TEPPCO LOGO)

                             TEPPCO PARTNERS, L.P.
                                5,500,000 UNITS
                     REPRESENTING LIMITED PARTNER INTERESTS

--------------------------------------------------------------------------------

We are offering up to 5,500,000 units representing limited partner interests in TEPPCO Partners, L.P. Our units are listed on the New York Stock Exchange under the symbol "TPP". The last reported sale price of the units on November 9, 2001 was $35.71 per unit.

    INVESTING IN THE UNITS INVOLVES RISK.   RISK FACTORS BEGIN ON PAGE S-5.

                                                               PER UNIT      TOTAL
                                                              ----------   ----------
Public Offering Price.......................................  $            $
Underwriting Discount.......................................  $            $
Proceeds to TEPPCO Partners, L.P............................  $            $

We have granted the underwriters a 30-day option to purchase up to 825,000 additional units from us to cover over-allotments, if any.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Lehman Brothers, on behalf of the underwriters, expects to deliver the units on
or about November   , 2001.

--------------------------------------------------------------------------------

LEHMAN BROTHERS
              GOLDMAN, SACHS & CO.
                            UBS WARBURG
                                           BANC OF AMERICA SECURITIES LLC
                                                        A.G. EDWARDS & SONS,
INC.
                                                             RBC CAPITAL MARKETS
NOVEMBER    , 2001

   [MAP SHOWING THE LOCATION OF REGISTRANT'S PIPELINE AND GATHERING SYSTEMS]

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT                   PAGE
---------------------                   ----
TEPPCO Partners.......................   S-1
Recent Developments...................   S-2
The Offering..........................   S-4
Risk Factors..........................   S-5
Use of Proceeds.......................   S-7
Capitalization........................   S-8
Price Range of Units and
  Distributions.......................   S-9
Summary Selected Financial
  Information.........................  S-10
Results of Operations of the Jonah
  Natural Gas Gathering System........  S-12
Business and Properties of the Jonah
  Natural Gas Gathering System........  S-13
Ratio of Taxable Income to
  Distributions.......................  S-15
Tax Considerations....................  S-15
Underwriting..........................  S-32
Legal Matters.........................  S-34

PROSPECTUS                              PAGE
----------                              ----
About This Prospectus.................     1
Where You Can Find More Information...     1
Forward-looking Statements and
  Associated Risks....................     2
About TEPPCO Partners.................     2
Recent Developments...................     3
The Subsidiary Guarantors.............     3
Risk Factors..........................     4
TEPPCO Partners.......................    11
Use of Proceeds.......................    12
Ratio of Earnings to Fixed Charges....    12
Description of Debt Securities........    12
Cash Distributions....................    21
Tax Considerations....................    26
Investment in Us by Employee Benefit
  Plans...............................    41
Plan of Distribution..................    42
Legal.................................    42
Experts...............................    42
Index to Financial Statements.........   F-1

     This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. If the description of the offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in the prospectus supplement. Sections which appear in both the prospectus supplement and the prospectus are deemed to be superceded by the sections included in this prospectus supplement.

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are offering to sell the units, and seeking offers to buy the units, only in jurisdictions where offers and sales are permitted. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

                                    SUMMARY

     The information in this prospectus supplement is not complete. You should review carefully all of the detailed information appearing in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference before making any investment decision. Certain capitalized terms used but not defined in this prospectus supplement have the meanings assigned to them in the accompanying prospectus. Throughout this prospectus supplement and the accompanying prospectus, we refer to ourselves, TEPPCO Partners, L.P., as "we" or "us" or "our" or "TEPPCO Partners" or "the Partnership". Unless we indicate otherwise, all information in this prospectus supplement assumes that the underwriters' over-allotment option is not exercised and excludes units reserved for issuance on the exercise of options granted under our option plans.

                                TEPPCO PARTNERS

     We are one of the largest publicly traded pipeline limited partnerships. Our general partner is wholly owned by Duke Energy Field Services, or DEFS, which is owned by Duke Energy Corporation and Phillips Petroleum Company. We engage in three principal businesses:

     - Transporting refined petroleum products, liquefied petroleum gases and petrochemicals (Downstream Segment). We own and operate an approximately 4,500-mile refined petroleum products pipeline system, which includes 30 storage facilities and 53 delivery terminals, extending from southeast Texas through central and midwest states to the northeast United States. Our system includes a products pipeline system to the Midwest that is the only pipeline system that transports liquified petroleum gas to the northeast United States from the Texas Gulf Coast. We recently initiated new service to the petrochemical industry through the construction, ownership and operation of three pipelines in Texas between Mont Belvieu and Port Arthur.

     - Transporting and marketing crude oil and transporting natural gas liquids (Upstream Segment). We own and operate approximately 3,000 miles of crude oil trunk line and gathering pipelines and approximately 700 miles of natural gas liquids pipelines, primarily in Texas and Oklahoma. We also own an interest in Seaway Crude Pipeline Company, or Seaway, which owns an approximately 500-mile, large diameter crude oil pipeline that transports imported crude oil from the Texas Gulf Coast to the mid-continent and midwest refining sectors. In addition, we own undivided interests in two crude oil pipelines operating in New Mexico, Oklahoma and Texas.

     - Gathering natural gas (Midstream Segment). Since the acquisition of the Jonah gas gathering system on September 30, 2001, we gather natural gas in the Green River Basin in southwestern Wyoming, one of the most prolific and active natural gas producing basins in the United States. Our gathering system consists of approximately 300 miles of pipelines ranging in size from four to 20 inches in diameter, four compressor stations with an aggregate of approximately 21,200 horsepower and related metering facilities. Gas gathered on the system is primarily processed by others and delivered to several interstate pipeline systems that provide access to a number of West Coast, Rocky Mountain and midwest markets.

     Our goals are to increase cash flow and distributions to our unitholders. Our business strategy to accomplish these goals is to:

     - Pursue a growth strategy that is balanced between internal projects and targeted acquisitions;

     - Improve service in our current markets; and

     - Maintain the integrity of our pipeline systems.

To execute our business strategy, we intend to leverage the advantages inherent in our pipeline systems to maintain our status as the incremental provider of choice in the markets we serve. We also intend to grow by acquiring, from both third parties and affiliates, assets that complement our existing businesses or allow us to establish new core businesses.

                              RECENT DEVELOPMENTS

CASH DISTRIBUTION INCREASE

     On November 5, 2001, we paid a cash distribution of $0.575 per unit to unitholders of record on October 31, 2001. This quarterly distribution covers the period from July 1, 2001 through September 30, 2001. This distribution represents an increase of $0.20 in our annualized distribution rate and raises our distribution rate to $2.30 per unit on an annualized basis. We based our decision to increase our distribution rate on our operating results for the first nine months of 2001, our expectations for the fourth quarter and the anticipated contribution from the Jonah system.

JONAH ACQUISITION

     On September 30, 2001, we completed the acquisition of the Jonah system from Alberta Energy Company for $360.0 million. This acquisition marks our entry into the business of gathering natural gas from the wellhead and delivering it to processing facilities for ultimate transportation to end-users. The Jonah system serves the Green River Basin in southwestern Wyoming, one of the most prolific natural gas basins in the United States. We have multiple long-term contracts with producers operating in the Green River Basin and earn revenues from gathering fees based on the volume and pressure of natural gas they gather on our system. Major producers utilizing our system include Alberta Energy Company, BP p.l.c. and The Williams Companies, Inc. We do not take title to the natural gas gathered on our system, and the results of the Jonah system are not directly affected by changes in the prices of natural gas or other commodities.

     The Jonah system consists of approximately 300 miles of pipelines, four compressor stations totaling approximately 21,200 horsepower and related metering facilities. In connection with the acquisition, we assumed responsibility for the completion of an ongoing expansion of the Jonah system and other associated costs of approximately $25.0 million. The expansion is expected to be completed in the first quarter of 2002 and to increase the capacity of the Jonah system by 62%, from 450 million cubic feet per day, or MMcf/day, to 730 MMcf/day. We expect to immediately utilize substantially all of the increased capacity of our system once it becomes operational in the first quarter of 2002. As results for the Jonah system are primarily driven by volumes gathered, we expect our Midstream Segment revenues and cash flow to increase from historical levels as a result of the system capacity expansion.

     We initially financed the acquisition with borrowings under a $400.0 million term loan facility with a nine month maturity. Approximately $160.0 million of the net proceeds of this offering will be used to reduce indebtedness outstanding under the term loan facility, and the balance of the net proceeds will be used to reduce indebtedness outstanding under our bank revolving credit facility.

     The following chart summarizes our organization and ownership structure as of the date of this prospectus supplement and as adjusted to give effect to this offering. Texas Eastern Products Pipeline Company, LLC serves as our general partner and is a wholly owned subsidiary of DEFS.

[Chart showing that Texas Eastern Products Pipeline Company, LLC owns a 2.0% general partner interest in TEPPCO Partners, L.P. Duke Energy Corporation owns a 14.2% limited partner interest in TEPPCO Partners, L.P. Public unit holders own 83.8% of the limited partner interests in TEPPCO Partners, L.P. Texas Eastern Products Pipeline Company, LLC is wholly owned by Duke Energy Field Services, LLC. Duke Energy owns 69.7% of Duke Energy Field Services, LLC and Phillips Petroleum Corporation owns 30.3% of Duke Energy Field Services, LLC. TEPPCO Partners, L.P. owns all of the capital stock of TEPPCO GP, Inc. TEPPCO Partners, L.P. owns a 99.999% limited partner interest in the operating partnerships. TEPPCO GP, Inc. owns a 0.001% general partner interest in the operating partnership.]

                                  THE OFFERING

Units offered by TEPPCO..........    5,500,000 units

                                     6,325,000 units if the underwriters
                                     exercise their over-allotment option in
                                     full

Units to be outstanding after the
offering.........................    44,366,547(1)
  Units..........................    40,450,000(1)
  Class B units..................     3,916,547(2)

Use of proceeds..................    We estimate that we will receive net
                                     proceeds from the offering of approximately
                                     $ million, or approximately $ million if the underwriters' over-allotment option is exercised in full. We plan to use net proceeds to:

                                     - Reduce, by approximately $160.0 million,
                                       indebtedness incurred to finance the
                                       Jonah acquisition

                                     - Reduce, with any remaining net proceeds,
                                       indebtedness outstanding under our bank
                                       revolving credit facility

                                     See "Use of Proceeds" on page S-7.

Distribution policy..............    We currently pay a quarterly cash
                                     distribution based on our available cash from operations. See "Cash Distributions" on page 21 of the accompanying prospectus.
                                     Our current quarterly distribution rate is $0.575 per unit, or $2.30 per unit on an annualized basis.

Risk factors.....................    An investment in our units involves risks.
                                     See "Risk Factors" beginning on page S-5 of this prospectus supplement and on page 4 of the accompanying prospectus.

New York Stock Exchange symbol...    TPP

---------------

(1) The number of units outstanding after the offering is based on the number of units outstanding as of September 30, 2001 and assumes that the underwriters' over-allotment option is not exercised.

(2) The Class B units are held by an affiliate of our general partner and are economically identical to the units but are not publicly traded. The Class B units may be converted at the option of the holder into an equal number of units if specified conditions are met.

                                  RISK FACTORS

     The risk factors included below relate to our natural gas gathering business. For other risk factors, you should read carefully the discussion of the material risks relating to an investment in the units offered by us under the caption "Risk Factors" beginning on page 4 of the accompanying prospectus.

RISKS INHERENT IN THE NATURAL GAS GATHERING BUSINESS

COMPETITION COULD LEAD TO LOWER LEVELS OF PROFITS AND LOWER OUR CASH FLOW OVER TIME.

     New supplies of natural gas are necessary to offset natural declines in production from wells connected to our gathering system and to increase throughput volume, and we encounter competition in obtaining contracts to gather natural gas supplies. Competition is based in large part on reputation, efficiency, reliability, gathering system capacity and price arrangements. Typically, competition is concentrated in geographic regions, such as the Green River Basin, based upon the location of gathering systems, natural gas processing plants and access to end-user markets. Our key competitors in the gas gathering segment include independent gas gatherers and major integrated energy companies. Alternate gathering facilities are available to producers we serve, and those producers may also elect to construct proprietary gas gathering systems. If the production delivered to our gathering system declines, our revenues from such operations will decline.

OUR PROFITS AND CASH FLOW DEPEND ON THE VOLUMES OF NATURAL GAS PRODUCED FROM THE FIELDS WE SERVE, WHICH IS SUBJECT TO FACTORS BEYOND OUR CONTROL.

     Regional production levels drive the volume of natural gas gathered on our system. We cannot influence or control the operation or development of the gas fields we serve. Production levels may be affected by:

     - the absolute price of, volatility in the price of, and market demand for natural gas;

     - changes in laws and regulations, particularly with regard to taxes, denial of reduced well density spacing, safety and protection of the environment;

     - the depletion rates of existing wells;

     - adverse weather and other natural phenomena;

     - the availability of drilling and service rigs; and

     - industry changes, including the effect of consolidations or divestitures.

Any declines in the volumes of natural gas delivered for gathering on our system will adversely affect our revenues and could, if sustained or pronounced, materially adversely affect our financial position or results of operation.

EXPANDING OUR NATURAL GAS GATHERING BUSINESS BY CONSTRUCTING NEW PIPELINES AND COMPRESSION FACILITIES SUBJECTS US TO CONSTRUCTION RISKS AND RISKS THAT NATURAL GAS SUPPLIES WILL NOT BE AVAILABLE UPON COMPLETION OF THE NEW PIPELINES.

     We may expand the capacity of our existing natural gas gathering system through the construction of additional facilities. The construction of gathering facilities requires the expenditure of significant amounts of capital, which may exceed our estimates. Generally, we may have only limited natural gas supplies committed to these facilities prior to their construction. Moreover, we may construct facilities to capture anticipated future growth in production in a region in which anticipated production growth does not materialize. As a result, there is the risk that new facilities may not be able to attract enough natural gas to achieve our expected investment return, which could adversely affect our financial position or results of operations.

FEDERAL, STATE OR LOCAL REGULATORY MEASURES COULD ADVERSELY AFFECT OUR BUSINESS.

     While the Federal Energy Regulatory Commission, or FERC, does not directly regulate our natural gas gathering operations, federal regulation, directly or indirectly, influences the parties that gather natural gas on the Jonah system. As an intrastate natural gas gathering system and not an interstate transmission pipeline, the Jonah system generally is exempt from FERC regulation under the Natural Gas Act of 1938, but FERC regulation still significantly affects our business. In recent years, FERC has pursued pro-competition policies in its regulation of interstate natural gas pipelines. However, we cannot assure you that FERC will continue this approach as it considers proposals by pipelines to allow negotiated rates not limited by rate ceilings, pipeline rate case proposals and revisions to rules and policies that may affect our shippers' rights of access to interstate natural gas transportation capacity.

     The Jonah system gathers natural gas within Wyoming only. The Wyoming Public Utility Commission administers U.S. Department of Transportation regulations under the Natural Gas Pipeline Safety Act of 1968. The Jonah system is not currently subject to federal or state pipeline safety regulations based upon its qualification for the "rural gathering exemption" under the Natural Gas Pipeline Safety Act of 1968. In the future, the rural gathering exemption status of some or all of the system may no longer apply if certain changes occur, including changes to delivery or sale points, and non-exempt facilities would then become subject to U.S. Department of Transportation regulations with respect to pipeline design, installation, testing, construction, replacement and management. These regulations provide for safe pipeline operations and include potential fines and penalties for violations. If these regulations were applied to the Jonah system, such application could result in material costs to our Midstream Segment.

OUR BUSINESS INVOLVES HAZARDOUS SUBSTANCES AND MAY BE ADVERSELY AFFECTED BY ENVIRONMENTAL REGULATION.

     Many of the operations and activities of our natural gas gathering system are subject to significant federal and state environmental laws and regulations. These include, for example, laws and regulations that impose obligations related to air emissions and discharge of wastes from our facilities and the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by us or locations to which we have sent wastes for disposal. Various governmental authorities have the power to enforce compliance with these regulations and the permits issued under them, and violators are subject to administrative, civil and criminal penalties, including civil fines, injunctions or both. Liability may be incurred without regard to fault for the remediation of contaminated areas. Private parties, including the owners of properties through which our gathering system passes, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. There is inherent risk of the incurrence of environmental costs and liabilities in our business due to our handling of natural gas, air emissions related to our operations, historical industry operations, waste disposal practices and the prior use of natural gas flow meters containing mercury. In addition, the possibility exists that stricter laws, regulations or enforcement policies could significantly increase our compliance costs and the cost of any remediation that may become necessary. We cannot assure you that we will not incur material environmental costs and liabilities. Furthermore, we cannot assure you that our insurance will provide sufficient coverage in the event an environmental claim is made against us. Our business may be adversely affected by increased costs due to stricter pollution control requirements or liabilities resulting from non-compliance with required operating or other regulatory permits. New environmental regulations might adversely affect our products and activities, including processing, storage and transportation, as well as waste management and air emissions. Federal and state agencies also could impose additional safety requirements, any of which could affect our profitability.

OUR BUSINESS INVOLVES MANY HAZARDS AND OPERATIONAL RISKS, SOME OF WHICH MAY NOT BE COVERED BY INSURANCE.

     Our natural gas gathering operations are subject to the many hazards inherent in the gathering, compressing, treating and processing of natural gas and natural gas liquids and in the storage of residue gas, including ruptures, leaks and fires. These risks could result in substantial losses due to personal injury or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage and may result in curtailment or suspension of our related operations. We are not fully insured against all risks incident to our business. If a significant accident or event occurs that is not fully insured, it could adversely affect our financial position or results of operations.

                                USE OF PROCEEDS

     We intend to use approximately $160.0 million of the net proceeds from the offering of approximately $ million ($ million if the underwriters exercise their over-allotment option in full) to reduce indebtedness incurred in connection with the Jonah acquisition and to apply the remainder of the net proceeds to reduce the amount outstanding under our bank revolving credit facility. As of September 30, 2001, $360.0 million was outstanding under our Jonah acquisition term loan, which matures on June 28, 2002, and $472.0 million was outstanding under our bank revolving credit facility, which matures on April 6, 2004. Indebtedness under our bank revolving credit facility was incurred in connection with the ARCO Pipe Line Company acquisition, to fund ongoing development projects and for working capital. As of September 30, 2001, the weighted average annual interest rates under our Jonah acquisition term loan and our bank revolving credit facility were 3.63% and 4.90%, respectively.

                                 CAPITALIZATION

     The following table sets forth our unaudited consolidated historical and as adjusted capitalization as of September 30, 2001. The as adjusted information gives effect as of September 30, 2001, to:

     - the offering and application of the net proceeds (assuming a price of $35.71, the last reported sale price of our units on November 9, 2001) to reduce the amount outstanding under our Jonah acquisition term loan and bank revolving credit facility; and

     - the capital contribution of our general partner to maintain its two percent general partner interest in us in connection with the issuance of additional units.

For a discussion of the application of these proceeds, see "Use of Proceeds" on page S-7. This table should be read in conjunction with our consolidated financial statements and the notes to those financial statements that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                              AS OF SEPTEMBER 30, 2001
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                                   (IN THOUSANDS)
Short-term debt:
  Jonah acquisition term loan...............................  $  360,000   $  200,000
Long-term debt:
  6.45% Senior Notes due 2008...............................     179,807      179,807
  7.51% Senior Notes due 2028...............................     210,000      210,000
  Bank revolving credit facility............................     472,000      440,604
                                                              ----------   ----------
  Total long-term debt......................................  $  861,807   $  830,411
                                                              ----------   ----------
Redeemable Class B units held by related party..............     106,270      106,270
Partners' capital...........................................     360,246      551,642
                                                              ----------   ----------
Total capitalization........................................  $1,688,323   $1,688,323
                                                              ==========   ==========

                     PRICE RANGE OF UNITS AND DISTRIBUTIONS

     As of September 30, 2001, there were 34,950,000 units outstanding, held by approximately 25,000 holders, including units held in street name. The units are traded on the NYSE under the symbol TPP. An additional 3,916,547 Class B units are outstanding. The Class B units are held by an affiliate of our general partner and are economically identical to the units but are not publicly traded. The Class B units may be converted at the option of the holder into an equal number of units if specified conditions are met.

     The following table sets forth, for the periods indicated, the high and low sales prices for the units, as reported on the NYSE Composite Transactions Tape, and quarterly cash distributions paid to our unitholders. The last reported sale price of units on the NYSE on November 9, 2001 was $35.71 per unit.

                                                           PRICE RANGE          CASH
                                                        -----------------   DISTRIBUTIONS
                                                         HIGH       LOW      PER UNIT(1)
                                                        -------   -------   -------------
YEAR ENDED 2001
  Fourth Quarter (through November 9, 2001)...........  $ 35.84   $ 31.90          N/A(2)
  Third Quarter.......................................    32.90     26.00      $ 0.575
  Second Quarter......................................    30.10     25.76        0.525
  First Quarter.......................................    27.44     24.38        0.525
YEAR ENDED 2000
  Fourth Quarter......................................  $ 27.00   $ 21.63      $ 0.525
  Third Quarter.......................................    26.75     22.75        0.525
  Second Quarter......................................    24.38     19.88        0.500
  First Quarter.......................................    22.94     19.00        0.500
YEAR ENDED 1999
  Fourth Quarter......................................  $ 23.88   $ 17.13      $ 0.475
  Third Quarter.......................................    26.44     20.00        0.475
  Second Quarter......................................    28.25     22.94        0.475
  First Quarter.......................................    26.19     22.38        0.450

---------------

(1) Represents cash distributions attributable to the quarter and declared and paid within 50 days after the quarter. We paid an identical cash distribution to the holders of our Class B units for each period shown in this table.

(2) The cash distribution for the fourth quarter has not yet been declared or paid.

                     SUMMARY SELECTED FINANCIAL INFORMATION

     Presented below is our consolidated historical data as of and for each of the periods indicated. The annual consolidated financial data set forth below for each of the three fiscal years in the period ended December 31, 2000 was derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated in this prospectus supplement by reference. The data as of and for the period ended September 30, 2001 was derived from our unaudited quarterly financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001, which is incorporated in this prospectus supplement by reference.

     The pro forma statement of income data for the year ended December 31, 2000 and for the nine months ended September 30, 2001 was derived from our unaudited pro forma condensed combined statements of income included in our Current Report on Form 8-K/A filed November 9, 2001, which is incorporated in this prospectus supplement. The pro forma data gives effect to the purchase of certain assets of ARCO Pipe Line Company, which was completed on July 21, 2000, and the purchase of the Jonah system, which was completed on September 30, 2001, in each case as if the acquisitions were consummated on January 1, 2000. The pro forma data is presented for illustration purposes only and is not necessarily indicative of the results of operations which would have occurred had the purchases been consummated on January 1, 2000, nor is it necessarily indicative of future results of operations. Specifically, the pro forma data does not give effect to expected revenue growth attributable to the ongoing expansion of the Jonah system or cost savings related to the Jonah system expected to result from improved operating efficiencies.

     The summary data set forth below includes EBITDA and EBITDA from Seaway. EBITDA from Seaway represents our proportional interest in the EBITDA of Seaway. We define EBITDA as operating income plus depreciation, depletion and amortization. EBITDA is used as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flows from operating activities or other cash flow data calculated in accordance with accounting principles generally accepted in the United States of America or as a measure of liquidity.

                                                              YEAR ENDED DECEMBER 31,               NINE MONTHS ENDED
                                                    -------------------------------------------    SEPTEMBER 30, 2001
                                                                                      PRO FORMA   ---------------------
                                                     1998       1999        2000        2000       ACTUAL     PRO FORMA
                                                    -------   ---------   ---------   ---------   ---------   ---------
                                                                                                 (UNAUDITED)
                                                                               (IN MILLIONS)
STATEMENT OF INCOME DATA:
Revenues..........................................  $ 429.6   $ 1,934.9   $ 3,087.9   $3,128.6    $ 2,849.7   $ 2,873.0
Operating income..................................     80.0       100.1       108.0      107.9        116.5       114.2
Equity earnings...................................       --          --        12.2       25.2         15.3        15.3
Net income(1).....................................    (19.4)       72.1        77.4       61.3         87.9        77.1
BALANCE SHEET DATA (END OF PERIOD):
Total assets......................................  $ 916.9   $ 1,041.4   $ 1,622.8               $ 2,073.6
Total debt........................................    427.7       455.8       835.8                 1,221.8
Redeemable Class B units..........................    105.0       105.9       105.4                   106.3
Partner's capital.................................    227.2       229.8       315.1                   360.2
SUPPLEMENTAL DATA:
EBITDA............................................  $ 106.9   $   132.7   $   143.2   $  164.5    $   147.7   $   164.6
EBITDA from Seaway................................       --          --        15.4       32.1         22.0        22.0
Cash distribution paid per unit...................     1.75        1.85        2.00       2.00         1.63        1.63
Weighted average limited partner units and Class B
  units outstanding...............................     29.7        32.9        33.6       33.6         38.5        38.5

---------------

(1) Net income for 1998 includes an extraordinary charge of $72.8 million related to the early extinguishment of debt.

     Presented below is historical data for the Jonah system as of and for each of the periods indicated. The annual financial data set forth below for the year ended December 31, 2000 was derived from the audited financial statements of Jonah Gas Gathering Company included in our Current Report on Form 8-K/A filed November 9, 2001, which is incorporated in this prospectus supplement. The data as of and for the period ended September 30, 2001 was derived from the unaudited financial statements of Jonah Gas Gathering Company included in our Current Report on Form 8-K/A filed November 9, 2001, which is incorporated in this prospectus supplement.

     We purchased the Jonah system from Alberta Energy Company as of September 30, 2001. Alberta Energy Company acquired the Jonah system as of June 1, 2000 as part of its acquisition of McMurry Oil Company. In the financial statements set forth below, McMurry Oil Company is presented as the predecessor, with separate financial disclosure for the period from January 1, 2000 to May 31, 2000. The period from June 1, 2000 to December 31, 2000 represents the period after the acquisition of McMurry Oil Company by Alberta Energy Company.

                                                       FOR THE PERIOD   FOR THE PERIOD    NINE MONTHS
                                                        JANUARY 1 TO      JUNE 1 TO         ENDING
                                                        MAY 31, 2000     DECEMBER 31,    SEPTEMBER 30,
                                                       (PREDECESSOR)         2000            2001
                                                       --------------   --------------   -------------
                                                                       (IN THOUSANDS)
GROSS REVENUE
Gathering and transportation revenue.................      $8,772          $14,629          $22,383
Product sales........................................         691              342              888
                                                           ------          -------          -------
                                                           $9,463          $14,971          $23,271
COSTS AND EXPENSES
Operating expenses...................................       1,102            3,175            5,339
General and administrative expenses..................       1,154              948            1,047
Depreciation.........................................       1,170            5,213            7,165
Write-off of contract advance........................         428               --               --
(Gain) loss on sale of property and equipment........          56               --           (1,155)
                                                           ------          -------          -------
INCOME FROM OPERATIONS...............................      $5,553          $ 5,635          $10,875
OTHER INCOME (EXPENSE)
Interest expense.....................................        (166)              (1)               0
Interest income......................................           3               13               50
Settlement of litigation.............................       1,640               --               --
                                                           ------          -------          -------
NET INCOME...........................................      $7,030          $ 5,647          $10,925

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  2000           2001
                                                              ------------   -------------
SELECTED BALANCE SHEET ITEMS:
Property, plant and equipment, net..........................    $221,053       $241,402
Due to affiliates...........................................      10,049          4,900
Partners' capital...........................................     213,569        230,822

        RESULTS OF OPERATIONS OF THE JONAH NATURAL GAS GATHERING SYSTEM

GENERAL

     We have historically operated in two reportable segments: the Downstream Segment, which includes refined products and liquified petroleum gas transportation, and the Upstream Segment, which includes crude oil and natural gas liquids transportation and marketing. On September 30, 2001, we completed the acquisition of the Jonah natural gas gathering system, marking our entry into the natural gas gathering business. We report the results of the Jonah system in our Midstream Segment.

     The Jonah system is located in the Green River Basin in southwestern Wyoming and is engaged in the business of gathering natural gas from the wellhead and delivering it to processing facilities for ultimate transportation to end-users. We earn revenues from gathering fees charged to natural gas producers based on the volume and pressure of natural gas they gather on our system. We do not take title to the natural gas gathered on our system, and the results of the Jonah system are not directly affected by changes in the prices of natural gas or other commodities. In addition to gathering fees, we also earn revenues from the sale of condensate.

     Typically, we enter into long-term contracts with natural gas producers that establish our gathering fee and pursuant to which the producers dedicate to us natural gas reserves to be extracted from a designated gas lease for a specified term. Our contracts provide for the recovery from the producers of fuel costs and any product shrinkage, the obligations we and the producers have regarding connection of wells to the Jonah system, the quality and pressure of the producers' natural gas, measurement and force majeure.

RESULTS OF OPERATIONS

     The following information describes the financial and operating results of the Jonah system for 2000 and for the nine months ended September 30, 2001. Currently, our system has the capacity to gather approximately 450 MMcf/day of natural gas, increasing to approximately 730 MMcf/day in the first quarter of 2002 upon the completion of an ongoing expansion project. We expect to immediately utilize substantially all of the increased capacity of our system once it becomes operational in the first quarter of 2002. As results for the Jonah system are primarily driven by volumes gathered, we expect our Midstream Segment revenues and cash flow to increase from historical levels as a result of the expansion.

     Alberta Energy Company acquired the Jonah system as of June 1, 2000 upon its acquisition of McMurry Oil Company. Accordingly, financial data for the Jonah system in 2000 is divided between the periods before and after June 1, 2000, with the period prior to the acquisition designated as the predecessor period and the period after the acquisition designated as the successor period.

     Cumulative revenues for the predecessor and successor periods for the Jonah system in 2000 were $24.4 million, including $1.0 million of condensate product sales. Cumulative gathering and transportation revenues for the periods were $23.4 million on average daily natural gas gathering volumes of 338 MMcf/day. During 2000, the Jonah system gathered a total of 123.4 Bcf from approximately 220 wells. Operating expenses and general and administrative expenses were an aggregate of $6.4 million for the predecessor and successor periods, implying an operating margin before depreciation, depletion and amortization of 73.7%. In 2000, a total of 62 new wells were connected to the Jonah system at a total capital cost of $1.7 million.

     For the nine months ended September 30, 2001, revenues for the Jonah system were $23.3 million, including $0.9 million of condensate product sales. Gathering and transportation revenues for the period were $22.4 million on average daily natural gas gathering volumes of 443 MMcf/day. During the first nine months of 2001, the Jonah system gathered a total of 121.0 Bcf from approximately 325 wells. Average daily volumes for the nine-month period were 31% above average daily volumes for the year ended December 31, 2000, principally as a result of capacity expansion on the Jonah system. Operating expenses and general and administrative expenses totaled $6.4 million, implying an operating margin before depreciation, depletion and amortization of 72.6%. In the first nine months of 2001, a total of 83 new wells were connected to the Jonah system at a total capital cost of $6.0 million.

       BUSINESS AND PROPERTIES OF THE JONAH NATURAL GAS GATHERING SYSTEM

     The following discussion describes the business and properties of our recently acquired Midstream Segment. For a discussion of the business and properties of our Downstream and Upstream Segments, please see "Items 1 and 2, Business and Properties" in our Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

NATURAL GAS GATHERING OPERATIONS

     We conduct the operations of the Midstream Segment through TEPPCO Midstream Companies, L.P., which utilizes the Jonah system to gather natural gas from the wellhead and deliver it to processing facilities for ultimate transportation to end-users. The Jonah system serves the Green River Basin in southwestern Wyoming, one of the most prolific natural gas basins in the United States. We acquired the Jonah system in September 2001 from Alberta Energy Company, and the acquisition was accounted for under the purchase method of accounting. The results of the acquisition will be included in our consolidated statements of income for periods subsequent to September 30, 2001.

     We earn revenues from gathering fees charged to natural gas producers based on the volume and pressure of natural gas they gather on our system. Currently our system has capacity to gather approximately 450 MMcf/day of natural gas, increasing to approximately 730 MMcf/day in the first quarter of 2002 upon the completion of an ongoing expansion project.

     New supplies of natural gas are necessary to offset natural declines in production from connected wells and to increase throughput volume. We are able to increase system volumes through production from new wells, production increases from existing dedicated wells or by contracts to gather production that has been released from other gathering systems. Over the last four years, production in the areas served by our system has grown at a rate of approximately 100 MMcf/day each year. We expect to immediately utilize substantially all of the increased capacity of our system once it becomes operational in the first quarter of 2002 primarily for production increases in the areas the Jonah system serves.

NATURAL GAS GATHERING SYSTEM

     The Jonah system consists of approximately 300 miles of pipelines ranging in size from four to 20 inches in diameter, four compressor stations with an aggregate of approximately 21,200 horsepower and related metering facilities. The Jonah system was constructed in 1992 and was significantly expanded in 1997. An additional expansion project is currently under construction and is expected to be completed in the first quarter of 2002. The expansion includes approximately 50 miles of new 20-inch diameter pipeline and compression facilities adding approximately 12,000 horsepower to the system. In connection with our acquisition of the Jonah system, we assumed responsibility for the completion of the expansion project and other associated costs of approximately $25.0 million. The expansion project is expected to be completed in the first quarter of 2002 and to increase the capacity of the Jonah system by 62%, from approximately 450 MMcf/day of natural gas to approximately 730 MMcf/day.

     Gas gathered on the Jonah system is collected from approximately 325 producing wells in the Green River Basin in southwestern Wyoming. Gas is delivered to gas processing facilities owned by others, including the Williams gas processing facility in Lincoln County, Wyoming and the Questar and Western Gas Resources facilities in Sublette County, Wyoming. From these processing facilities, the natural gas is delivered to several interstate pipeline systems located in the region for transportation to end-use markets. Interstate pipelines in the region include systems owned by DEFS, Kern River, Northwest, Colorado Interstate Gas and Questar. These pipeline systems provide access for natural gas gathered on the Jonah system to end-user markets throughout the Midwest, the West Coast and the Rocky Mountain regions. We also own a 80 MMcf/day facility, which extracts condensate before the processed natural gas is delivered to other transportation systems. This facility is currently being considered for expansion and for the addition of condensate stabilization capabilities.

CUSTOMERS

     Currently, the Jonah system gathers gas from 15 producers in the Green River Basin. In 2000, Alberta Energy, BP and Williams accounted for 37%, 29% and 19%, respectively, of the volume of natural gas gathered on our system.

     Contracts with customers include provisions primarily related to terms, fees and connections from producers' wells to the gathering system. Terms range from one year, renewable from year to year thereafter, to economic life of lease, with the majority having terms from eight years to life of lease. Our fees are charged based on the volume of gas gathered from producers' wells in the field with rate adjustments based on a range of operating pressures. Well connection provisions are typically based on the location of wells relative to the gathering system, the proven deliverability of wells and the system operator's ability to obtain the necessary rights-of-way. The costs of well connections to our gathering system are typically borne by the producers, who recover their costs through contractual credits against their gathering fees. Typically, connection facilities are initially owned by the producer, and once the producer recoups its construction costs, title is transferred to us. In some instances, we may pay for the connection facilities and own them from the outset.

COMPETITION

     We encounter competition in securing natural gas gathering commitments under new contracts. Competition is based in large part on reputation, efficiency, reliability, gathering system capacity and price arrangements. Typically, competition is concentrated in geographic regions, such as the Green River Basin, based upon the location of gathering systems, processing plants and available downstream pipeline capacity. Our key competitors include independent gas gatherers and major integrated energy companies. Although our gathering system has an established presence in the Green River Basin, alternate gathering facilities are available to producers and producers may also elect to construct proprietary gathering systems in the future.

REGULATION AND ENVIRONMENT

     The operations of the Jonah system are subject to federal and state laws and regulations pertaining to health, safety and the environment. Although we believe that the operations are in material compliance with applicable regulations, risks of significant costs and liabilities are inherent in pipeline operations, and there can be no assurance that significant costs and liabilities will not be incurred. Moreover, it is possible that other developments, such as increasingly strict laws and regulations and enforcement policies thereunder, and claims for damages to natural resources, property or persons resulting from operations could result in substantial costs and liabilities to us.

     With respect to the Jonah system, the Wyoming Department of Environmental Quality has primary jurisdiction for air, water and waste issues. The majority of issues for the Jonah system relate to air permits that require corrective actions, which actions we are currently performing and the costs of which will be funded by the system's prior owners under an indemnity agreement. The Jonah system was placed in service in 1992 and is undergoing an expansion currently and has no known material environmental contamination or impacts or related remediation requirements. The safety of the Jonah system employees is within the jurisdiction of the Wyoming Department of Employment and the U.S. Occupational Safety and Health Administration.

EMPLOYEES

     We manage the Jonah system through an arrangement with our affiliate, DEFS. Approximately 14 former employees of Alberta Energy joined DEFS at the time of our acquisition of the Jonah system and are engaged on a full-time basis in the operation of the system. An additional 12 DEFS administrative employees support the operation of the system on a part-time basis. Pursuant to an agreement with DEFS, we reimburse DEFS for the costs of those employees, who remain subject to the direction and control of our general partner with respect to the operation of the system.

                    RATIO OF TAXABLE INCOME TO DISTRIBUTIONS

     We estimate that if you purchase a unit in this offering and hold the unit through the record date for the distribution with respect to the final calendar quarter of 2001 (assuming quarterly distributions on the units with respect to that period are equal to the current quarterly distribution date of $0.575 per unit), you will be allocated an amount of U.S. federal taxable income for the tax year ended December 31, 2001, that is less than 5% of the amount of cash distributed to you with respect to the tax year ended December 31, 2001. We further estimate that if you purchase a unit in this offering and hold the unit through the record date for the distribution with respect to the final calendar quarter of 2004, you will be allocated an amount of U.S. federal taxable income for 2002, 2003 and 2004 that averages less than 10% of the amount of cash distributed to you with respect to each such period (assuming quarterly distributions on the units with respect to each such period are equal to $0.575 per unit).

     These estimates are based on numerous assumptions regarding our business and operations, including assumptions as to tariffs, capital expenditures, growth, financings, cash flows and anticipated cash distributions. In particular, these estimates take into account the Jonah acquisition described above, but do not assume any other acquisitions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory and competitive uncertainties beyond our control and to tax reporting positions (including estimates of the relative fair market values of our assets and the validity of curative allocations) that we have adopted or intend to adopt and with which the Internal Revenue Service might disagree. Accordingly, the estimates may not turn out to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any differences could be material.

                               TAX CONSIDERATIONS

TAX CONSIDERATIONS

     This section was prepared by Fulbright & Jaworski L.L.P., our tax counsel, and addresses all material United States federal income tax consequences to prospective unitholders who are individual citizens or residents of the United States, and unless otherwise noted, this section is our tax counsel's opinion with respect to the matters set forth except for statements of fact and the representations and estimates of the results of future operations included in this discussion which are the expression of our general partner and as to which no opinion is expressed. Our tax counsel bases its opinions on its interpretation of the Internal Revenue Code of 1986, as amended (the "Code"), and existing and proposed Treasury Regulations issued thereunder, judicial decisions, administrative rulings, the facts set forth in this prospectus and factual representations made by the general partner. Our tax counsel's opinions are subject to both the accuracy of such facts and the continued applicability of such legislative, administrative and judicial authorities, all of which authorities are subject to changes and interpretations that may or may not be retroactively applied.

     We have not requested a ruling from the Internal Revenue Service (the "IRS") with respect to our classification as a partnership for federal income tax purposes or any other matter affecting us. Accordingly, the IRS may adopt positions that differ from our tax counsel's conclusions expressed herein. We may need to resort to administrative or court proceedings to sustain some or all of our tax counsel's conclusions, and some or all of these conclusions ultimately may not be sustained. The costs of any contest with the IRS will be borne directly or indirectly by some or all of the unitholders and the general partner. Furthermore, neither we nor our tax counsel can assure you that the tax consequences of investing in units will not be significantly modified by future legislation, administrative changes or court decisions, which may or may not be retroactively applied.

     It is impractical to comment on all aspects of federal, state, local and foreign laws that may affect the tax consequences of the transactions contemplated by the sale of units made by this prospectus and of an investment in such units. Moreover, this discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to taxpayers such as corporations, estates, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt entities, foreign persons, regulated investment companies and insurance companies. Accordingly, we encourage each prospective unitholder to consult, and rely on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences peculiar to his circumstances with respect to the ownership and disposition of units.

PARTNERSHIP STATUS

     A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account in computing his federal income tax liability his allocable share of the partnership's income, gains, losses and deductions, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest.

     Our tax counsel is of the opinion that under present law, and subject to the conditions and qualifications set forth below, both we and each of our subsidiary partnerships are and will continue to be classified as a partnership for federal income tax purposes. Our tax counsel's opinion as to our classification as a partnership and that of each of our subsidiary partnerships is based principally on tax counsel's interpretation of the factors set forth in Treasury Regulations under Sections 7701 and 7704 of the Code, its interpretation of Section 7704 of the Code and upon representations made by our general partner.

     The Treasury Regulations under Section 7701 pertaining to the classification of entities such as us as partnerships or associations taxable as corporations for federal income tax purposes were significantly revised effective January 1, 1997. Pursuant to these revised Treasury Regulations, known as the "check-the-box" regulations, entities organized as limited partnerships under domestic partnership statutes are treated as partnerships for federal income tax purposes unless they elect to be treated as associations taxable as corporations. For taxable years beginning after January 1, 1997, domestic limited partnerships that were in existence prior to January 1, 1997 are deemed to have elected to continue their classification under the Treasury Regulations in force prior to January 1, 1997, unless they formally elect another classification. Neither we nor our subsidiary partnerships have filed an election to be treated as an association taxable as a corporation under the "check-the-box" regulations, and our tax counsel has rendered its opinion that we and our subsidiary partnerships were classified as partnerships on December 31, 1996 under the prior Treasury Regulations and continue to be so treated.

     Notwithstanding the "check-the-box" regulations under Section 7701 of the Code, Section 7704 of the Code provides that publicly traded partnerships shall, as a general rule, be taxed as corporations despite the fact that they are not classified as corporations under Section 7701 of the Code. Section 7704 of the Code provides an exception to this general rule for a publicly traded partnership if 90% or more of its gross income for every taxable year consists of "qualifying income" (the "Qualifying Income Exception"). For purposes of this exception, "qualifying income" includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation or marketing of any mineral or natural resource. Transportation includes pipelines transporting gas, oil or products thereof. Other types of "qualifying income" include interest, dividends, real property rents, gains from the sale of real property, including real property held by one considered to be a "dealer" in such property, and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes "qualifying income".

     Our pipelines, like other pipeline systems transporting petroleum products, include ancillary storage facilities which are an integral component of the system and are necessary for efficient and competitive operation. The general partner advised our tax counsel that we provide storage of petroleum products before transportation through our pipelines or after transportation through our pipelines while awaiting delivery to our customers. Based on these facts, and on statements made by Congressman Rostenkowski and Senator Bentsen on the floors of the House of Representatives and Senate, respectively, indicating that storage fees can be "qualifying income" for purposes of qualifying for the Natural Resource Exception, our tax counsel is of the opinion that any fees charged for such storage facilities are "qualifying income".

     In rendering its opinion as to periods before 1997 that we and our subsidiary partnerships were each classified as a partnership for federal income tax purposes, our tax counsel has relied on the following factual representations that the general partner made about us and our subsidiary partnerships:

     - As to us and each of our subsidiary partnerships, the general partner at all times while acting as general partner had a net worth of at least $5.0 million computed by excluding any net worth attributable to its interest in, and accounts and notes receivable from, or payable to, us or any limited partnership in which it is a general partner.

     - Each such partnership operated and will continue to operate in accordance with applicable state partnership statutes, the partnership agreements and the statements and representations made in this prospectus.

     - Except as otherwise required by Section 704(c) of the Code, the general partner of each partnership had at least a 1% interest in each material item of income, gain, loss, deduction and credit of its respective partnership.

     - For each taxable year, more than 90% of our gross income was from sources that, in our counsel's opinion, generated "qualified income" within the meaning of Section 7704 of the Code.

     - Our general partner and the general partner of each of our subsidiary partnerships acted independently of the limited partners of such partnerships.

     Our tax counsel has rendered its opinion as to taxable years beginning after 1996 relying on the accuracy of the second and fourth representations listed above together with the further representation by the general partner that neither we nor any of our subsidiary partnerships has or will elect to be treated as an association taxable as a corporation pursuant to the "check-the-box" regulations.

     Our tax counsel's opinion as to the classification of us and our subsidiary partnerships as partnerships for federal income tax purposes is also based on the assumption that if the general partner ceases to be a general partner, any successor general partner will make and satisfy such representations. In this regard, if the general partner were to withdraw as a general partner at a time when there is no successor general partner, or if the successor general partner could not satisfy the above representations, then the IRS might attempt to classify us or a subsidiary partnership as an association taxable as a corporation.

     If we fail to meet the Qualifying Income Exception to the general rule of
Section 7704 of the Code, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation on the first day of the year in which we fail to meet the Qualifying Income Exception in return for stock in such corporation, and then distributed such stock to the unitholders in liquidation of their units. This contribution and liquidation should be tax-free to the unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be classified as an association taxable as a corporation for federal income tax purposes.

     If we were taxable as a corporation in any year, our income, gains, losses and deductions would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed at corporate rates. In addition, any distribution made to a unitholder would be treated as either:

     - dividend income to the extent of our current or accumulated earnings and profits;

     - in the absence of earnings and profits, as a nontaxable return of capital to the extent of the unitholder's tax basis in his units; or

     - taxable capital gain, after the unitholder's tax basis in his units is reduced to zero.

     Accordingly, our classification as an association taxable as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return, and thus, would likely result in a substantial reduction in the value of a unitholder's units.

PARTNER STATUS

     Unitholders who have become our limited partners pursuant to the provisions of our partnership agreement will be treated as our partners for federal income tax purposes.

     Except as otherwise described herein, (1) assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and (2) unitholders whose units are held in street name or by another nominee will be treated as partners for federal income tax purposes. As such rule does not extend, on its facts, to assignees of units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the tax status of such unitholders is unclear and our tax counsel expresses no opinion with respect to the status of such assignees. Such unitholders should consult their own tax advisors with respect to their status as partners for federal income tax purposes. A purchaser or other transferee of units who does not execute and deliver a transfer application may not receive federal income tax information or reports furnished to record holders of units unless the units are held in a nominee or street name account and the nominee or broker executes and delivers a transfer application with respect to such units.

     A beneficial owner of units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such units for federal income tax purposes. These holders should consult with their own tax advisors with respect to their status as partners for federal income tax purposes. Please read " --Tax Consequences of Unit
Ownership -- Treatment of Short Sales and Constructive Sales of Appreciated Financial Positions".

TAX CONSEQUENCES OF UNIT OWNERSHIP

FLOW-THROUGH OF TAXABLE INCOME

     We will not pay any federal income tax. Our income, gains, losses and deductions will consist of our allocable share of the income, gains, losses and deductions of our subsidiary partnerships and dividends from our corporate subsidiaries. Each unitholder will be required to take into account his allocable share of our income, gains, losses and deductions for our taxable year ending within his taxable year without regard to whether we make any cash distributions to him. Consequently, a unitholder may be allocated income from us although he has not received a cash distribution from us.

TREATMENT OF DISTRIBUTIONS

     Our distributions generally will not be taxable to a unitholder for federal income tax purposes to the extent of his tax basis in his units immediately before the distribution. Cash distributions in excess of such tax basis generally will be considered to be gain from the sale or exchange of the units, taxable in accordance with the rules described under "-- Disposition of Unit". Any reduction in a unitholder's share of our liabilities included in his tax basis in his units will be treated as a distribution of cash to such unitholder. Please read "-- Tax Basis of Units". If a unitholder's percentage interest decreases because we offer additional units, then such unitholder's share of nonrecourse liabilities will decrease, and this will result in a corresponding deemed distribution of cash. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read
"-- Limitations on Deductibility of Losses".

     A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his units, if such distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or "inventory items" (as both are defined in Section 751 of the Code) (collectively, "Section 751 Assets"). To that extent, the unitholder will be

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treated as having received his proportionate share of the Section 751 Assets and having exchanged such assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income under Section 751(b) of the Code. Such income will equal the excess of (1) the non-pro rata portion of such distribution over (2) the unitholder's tax basis for the share of such
Section 751 Assets deemed relinquished in the exchange.

TAX BASIS OF UNITS

     In general, a unitholder's tax basis for his units initially will be equal to the amount paid for the units. A unitholder's tax basis in his units will be increased by his share of our taxable income and his share of our liabilities that are without recourse to any partner ("nonrecourse liabilities"), if any. A unitholder's share of nonrecourse liabilities will generally be based on his share of our profits. Please read "-- Disposition of Units -- Gain or Loss in General". A unitholder's basis in his units will be decreased, but not below zero, by his share of our distributions, his share of decreases in our nonrecourse liabilities, his share of our losses and his share of our nondeductible expenditures that are not required to be capitalized.

LIMITATIONS ON DEDUCTIBILITY OF LOSSES

     A unitholder may not deduct from taxable income his share of our losses, if any, to the extent that such losses exceed the lesser of (1) the adjusted tax basis of his units at the end of our taxable year in which the loss occurs and
(2) in the case of an individual unitholder, a shareholder of a corporate unitholder that is an "S" corporation and a corporate unitholder if 50% or more of the value of the corporation's stock is owned directly or indirectly by five or fewer individuals, the amount for which the unitholder is considered "at risk" at the end of that year. In general, a unitholder will initially be "at risk" to the extent of the purchase price of his units. A unitholder's "at risk" amount increases or decreases as his tax basis in his units increases or decreases, except that our nonrecourse liabilities, or increases or decreases in such liabilities, are not included in a unitholder's "at risk" amount. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his "at risk" amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations can be carried forward and will be allowable to the unitholder to the extent that his tax basis or "at risk" amount, whichever was the limiting factor, is increased in a subsequent year. Upon a taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the "at risk" limitation, but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the "at risk" or basis limitation is no longer utilizable.

     In addition to the foregoing limitations, the passive loss limitations generally provide that individuals, estates, trusts and closely held corporations and personal service corporations can only deduct losses from passive activities, which are generally activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are to be applied separately with respect to each publicly traded partnership. Consequently, any passive losses that we generate will only be available to offset future income that we generate and will not be available to offset income from other passive activities or investments, including other publicly traded partnerships, or salary or active business income. The passive activity loss rules are applied after other applicable limitations on deductions, such as the "at risk" and basis limitation rules discussed above. Suspended passive losses that are not used to offset a unitholder's allocable share of our income may be deducted in full when the unitholder disposes of his entire investment in us to an unrelated party in a fully taxable transaction.

LIMITATIONS ON INTEREST DEDUCTIONS

     The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of such taxpayer's "net investment income". The IRS has announced that Treasury
                                       S-19
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Regulations will be issued that characterize "net passive income" from a publicly traded partnership as "investment income" for purposes of the limitations on the deductibility of "investment interest expense," and until such Treasury Regulations are issued, "net passive income" from publicly traded partnerships shall be treated as "investment income". In addition, a unitholder's share of our portfolio income will be treated as "investment income". "Investment interest expense" includes:

     - interest on indebtedness properly allocable to property held for investment;

     - a partnership's interest expense attributed to portfolio income; and

     - the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

     The computation of a unitholder's "investment interest expense" will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. "Net investment income" includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expense, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

ALLOCATION OF INCOME, GAIN, LOSS AND DEDUCTION

     In general, if we have a net profit, items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their respective percentage interests in us. If we have a net loss, items of income, gain, loss and deduction will generally be allocated (1) first, to the general partner and the unitholders in accordance with their respective percentage interests in us to the extent of their positive capital accounts, and (2) second, to the general partner.

     Specified items of income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by the general partner and its affiliates ("Contributed Property") and to account for the difference between the fair market value of our assets and their carrying value on our books at the time of any offering made pursuant to this prospectus ("Adjusted Property"). The effect of these allocations to a unitholder purchasing units offered by this prospectus will be the same as if the tax basis of our assets were equal to their fair market value at the time of this offering. In addition, items of recapture income will be allocated to the extent possible to the partner allocated the deduction giving rise to the treatment of such gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of income and gain will be allocated in an amount and manner sufficient to eliminate the negative balances as quickly as possible.

     Partners in a partnership cannot be allocated more depreciation, gain or loss than the total amount of any such item recognized by that partnership in a particular taxable period (the "ceiling limitation"). Treasury Regulations permit a partnership to make reasonable curative allocations to reduce or eliminate disparities between the tax basis and value attributable to partnership properties caused by the ceiling limitation. Similar to the principles in the Treasury Regulations, our partnership agreement requires that items of income and deduction be allocated in a way designed to effectively eliminate the impact of the ceiling limitation with respect to Contributed Property and Adjusted Property.

     Counsel is of the opinion that, with the exception of the issues described in "-- Tax Consequences of Unit Ownership -- Section 754 Election" and
"-- Disposition of Units -- Allocations Between Transferors and Transferees", allocations under our partnership agreement will be given effect for federal income tax purposes in determining a unitholder's allocable share of our income, gains, losses and deductions.

SECTION 754 ELECTION

     We and our subsidiary partnerships have each made the election permitted by
Section 754 of the Code, which is irrevocable without the consent of the IRS. Such election will generally permit us to adjust a unit purchaser's tax basis in our properties ("inside basis") pursuant to Section 743(b) of the Code. The
Section 754 election only applies to a person who purchases units from a unitholder, and the Section 743(b) adjustment belongs solely to such purchaser. Thus, for purposes of determining income, gains, losses and deductions, the purchaser will have a special basis for those of our properties that are adjusted under Section 743(b) of the Code.

     Generally, the amount of the Section 743(b) adjustment is the difference between a partner's tax basis in his partnership interest and the partner's proportionate share of the common basis of the partnership's properties attributable to such partnership interest. Therefore, the calculations and adjustments in connection with determining the amount of the Section 743(b) adjustment depend on, among other things, the date on which a transfer occurs and the price at which the transfer occurs. To help reduce the complexity of those calculations and the resulting administrative cost to us, we will apply the following method to determine the Section 743(b) adjustment for transfers of units made after this offering: the price paid by a transferee for his units will be deemed to be the lowest quoted trading price for the units during the calendar month in which the transfer was deemed to occur, without regard to the actual price paid. The application of such convention yields a less favorable tax result, as compared to adjustments based on actual price, to a transferee who paid more than the "convention price" for his units.

     It is possible that the IRS could successfully assert that our method for determining the Section 743(b) adjustment amount does not meet the requirements of the Code or the applicable Treasury Regulations and require us to use a different method. Should the IRS require us to use a different method and should, in our opinion, the expense of compliance exceed the benefit of the
Section 754 election, we may seek permission from the IRS to revoke our Section 754 election. Such a revocation may increase the ratio of a unitholder's allocable share of taxable income to cash distributions and, therefore, could adversely affect the value of a unitholder's units.

     The allocation of the Section 743(b) adjustment among our assets is complex and will be made in accordance with Section 1060 of the Code on the basis of assumptions as to the value of our assets and other matters. We cannot assure you that the allocations we make will not be successfully challenged by the IRS and that the deductions resulting from such allocations will not be reduced or disallowed altogether. For example, the IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to intangible assets instead, such as goodwill, which, as an intangible asset, is generally amortizable over a longer period of time and under a less accelerated method than our tangible assets. Should the IRS require a different allocation of the Section 743(b) adjustment be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked, and therefore, such revocation could adversely affect the value of a unitholder's units.

     Treasury Regulations under Sections 743 and 197 of the Code generally require, unless the remedial allocation method is adopted, that the Section 743(b) adjustment attributable to recovery property to be depreciated as if the total amount of such adjustment were attributable to newly-purchased recovery property placed in service when the unit transfer occurs. The remedial allocation method can be adopted only with respect to property contributed to a partnership on or after December 21, 1993, and a significant part of our assets were acquired by contribution to us before that date. Under Treasury Regulation
Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code rather than cost-recovery deductions under Section 168 generally is required to be depreciated using either the straight-line method or the 150 percent declining-balance method. We utilize the 150 percent declining-balance method on such property. The depreciation and amortization methods and useful lives associated with the
Section 743(b) adjustment, therefore, may differ from the methods and useful lives generally used to depreciate the common basis in such properties. This difference could adversely affect the continued uniformity of the intrinsic tax characteristics of our units. To avoid such a lack of uniformity, we have adopted an accounting convention under Section 743(b) to preserve the uniformity of units despite its inconsistency with these Treasury Regulations. Please read "Uniformity of Units".

     Although our tax counsel is unable to opine as to the validity of such an approach because there is no clear authority on this issue, we depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed recovery property, to the extent of any unamortized book-tax disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of such property, despite its inconsistency with the Treasury Regulations described above. To the extent a Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized book-tax disparity, we will apply the rules described in the Treasury Regulations. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a
Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "Uniformity of Units".

     A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election.

TREATMENT OF SHORT SALES AND CONSTRUCTIVE SALES OF APPRECIATED FINANCIAL
POSITIONS

     Taxpayers are required to recognize gain but not loss on constructive sales of appreciated financial positions, which would include a constructive sale of units. Constructive sales include short sales of the same or substantially identical property, entering into a notional principal contract on the same or substantially identical property, and entering into a futures or forward contract to deliver the same or substantially identical property. Thus, gain would be triggered if a unitholder entered into a contract to sell his or her units for a fixed price on a future date. If a constructive sale occurs, the taxpayer must recognize gain as if the appreciated financial position were sold, assigned or otherwise terminated at its fair market value on the date of the constructive sale. Adjustments for the gain recognized on the constructive sale are made in the amount of any gain or loss later realized by the taxpayer with respect to the position.

     It would appear that a unitholder whose units are lent to a "short seller" to cover a short sale of units would be considered as having transferred beneficial ownership of such units and would no longer be a partner with respect to such units during the period of such loan. As a result, during such period any of our income, gains, losses and deductions with respect to such units would appear not to be reportable by such unitholder, any cash distributions the unitholder receives with respect to such units would be fully taxable and all of such distributions would appear to be treated as ordinary income. The IRS also may contend that a loan of units to a "short seller" constitutes a taxable exchange, and if such a contention were successfully made, the lending unitholder may be required to recognize gain or loss. Unitholders desiring to assure their status as partners should modify their brokerage account agreements, if any, to prohibit their brokers from borrowing their units. The IRS announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please read "-- Disposition of Units -- Recognition of Gain or Loss".

ALTERNATIVE MINIMUM TAX

     Each unitholder will be required to take into account his share of any items of our income, gain, loss and deduction for purposes of the alternative minimum tax. A portion of our depreciation deductions may be treated as an item of tax preference for this purpose. A unitholder's alternative minimum taxable income derived from us may be higher than his share of our net income because we may use more accelerated methods of depreciation for purposes of computing federal taxable income or loss. Each prospective unitholder should consult with his tax advisors as to the impact of an investment in units on his liability for the alternative minimum tax.

TAX TREATMENT OF OPERATIONS

INCOME AND DEDUCTIONS IN GENERAL

     We will not pay any federal income tax. Instead, each unitholder must report on his income tax return his allocable share of our income, gains, losses and deductions. Such items must be included on the unitholder's federal income tax return without regard to whether we make a distribution of cash to the unitholder. A unitholder is generally entitled to offset his allocable share of our passive income with his allocable share of losses that we generate, if any. Please read "-- Tax Consequences of Unit Ownership -- Limitations on Deductibility of Losses".

     A unitholder who owns units as of the first day of each month during a quarter and who disposes of such units before the record date for a distribution with respect to such quarter will be allocated items of our income and gain attributable to the months in such quarter during which such units were owned but will not be entitled to receive such cash distribution.

ACCOUNTING METHOD AND TAXABLE YEAR

     We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read "-- Disposition of Units-Allocations Between Transferors and Transferees".

INITIAL TAX BASIS, DEPRECIATION AND AMORTIZATION

     The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to this offering will be borne by the general partner and its affiliates and unitholders acquiring units prior to this offering. Please read "-- Tax Consequences of Unit Ownership -- Allocation of Income, Gain, Loss and Deduction".

     To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We are not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Code.

     If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his units.

Please read "-- Tax Consequences of Unit Ownership -- Allocation of Income, Gain, Loss and Deduction" and "-- Disposition of Units -- Recognition of Gain or Loss".

     The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as a syndication expenses.

ESTIMATES OF RELATIVE FAIR MARKET VALUES AND BASIS OF PROPERTIES

     The federal income tax consequences of the acquisition, ownership and disposition of units will depend in part on estimates by us as to the relative fair market values and determinations of the initial tax bases of our assets. Although we may consult from time to time with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis may be subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis were found to be incorrect, the character and amount of items of income, gain, loss and deduction previously reported by unitholders might change, and unitholders might be required to amend their previously filed tax returns for prior years and incur interest and penalties with respect to those adjustments. Please read "-- Tax Consequences of Unit Ownership-Initial Tax Basis, Depreciation and Amortization".

DISPOSITION OF UNITS

GAIN OR LOSS IN GENERAL

     If a unit is sold or otherwise disposed of, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount realized and the unitholder's tax basis for such unit. A unitholder's "amount realized" will be measured by the sum of the cash or the fair market value of other property received plus the portion of our nonrecourse liabilities allocated to the units sold. To the extent that the amount realized exceeds the unitholder's basis for the units disposed of, the unitholder will recognize gain. Because the amount realized includes the portion of our nonrecourse liabilities allocated to the units sold, the tax liability resulting from such gain could exceed the amount of cash received upon the disposition of such units. Please read "-- Tax Consequences of Unit Ownership -- Basis of Units".

     Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. A portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

     The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Although the ruling is unclear as to how the holding period of these interests is determined once they are combined, the Treasury Regulations allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the

Treasury Regulations, may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions should consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

TRANSFEROR/TRANSFEREE ALLOCATIONS

     In general, our taxable income and losses are determined annually and are prorated on a monthly basis and subsequently apportioned among the unitholders in proportion to the number of units owned by them as of the opening of the NYSE on the first business day of the month. However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business is allocated among the unitholders of record as of the opening of the NYSE on the first business day of the month in which such gain or loss is recognized. As a result of this monthly allocation, a unitholder transferring units in the open market may be allocated items of income, gain, loss and deduction realized after the date of transfer.

     The use of the monthly conventions discussed above may not be permitted by existing Treasury Regulations and, accordingly, our tax counsel is unable to opine on the validity of the method of allocating income and deductions between the transferors and transferees of units. If the IRS treats transfers of units as occurring throughout each month and a monthly convention is not allowed by the Treasury Regulations, the IRS may contend that our taxable income or losses must be reallocated among the unitholders. If any such contention were sustained, the tax liabilities of some unitholders would be adjusted to the possible detriment of other unitholders. The general partner is authorized to revise our method of allocation (1) between transferors and transferees and (2) as among unitholders whose interests otherwise vary during a taxable period, to comply with any future Treasury Regulations.

     A unitholder who owns units at any time during a quarter and who disposes of such units prior to the record date set for a cash distribution with respect to such quarter will be allocated items of our income, gain, loss and deduction attributable to such quarter but will not be entitled to receive that cash distribution.

NOTIFICATION REQUIREMENTS

     A unitholder who sells or exchanges units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that describe the amount of the consideration received for the unit that is allocated to our goodwill or going concern value. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

CONSTRUCTIVE TERMINATION

     We will be considered to have been terminated for federal income tax purposes if there is a sale or exchange of 50% or more of our units within a twelve-month period, and our constructive termination would cause a termination of each of our subsidiary partnerships. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve-months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

UNIFORMITY OF UNITS

     Without uniformity in the intrinsic tax characteristics of units sold pursuant to this offering and units we issue before or after this offering, our compliance with several federal income tax requirements, both statutory and regulatory, could be substantially diminished, and non-uniformity of our units could have a negative impact on the ability of a unitholder to dispose of his units. A lack of uniformity can result from the application of Treasury Regulations under Sections 167, 197 and 743 to our Section 743(b) adjustments or the determination that our Section 704(c) curative allocations to prevent the application of the "ceiling limitation" to eliminate book-tax disparities are unreasonable. We may adopt depreciation conventions or specially allocate items of income and deduction in a manner intended to preserve the uniformity of the intrinsic tax characteristics among all our units, despite their inconsistency with Treasury Regulations.

     Since we cannot match transferees and transferors of units, we depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed recovery property, to the extent of any unamortized book-tax disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of such property, which is inconsistent with Treasury Regulations under Section 167, 197 and 743. To the extent a Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized book-tax disparity, we will apply the rules described in the Treasury Regulations. Please read "-Tax Consequences of Unit Ownership -- Section 754 Election".

     If we determine that our adopted depreciation and amortization conventions cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. However, this position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic economic and tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read
"-- Disposition of Units -- Recognition of Gain or Loss". In the event our method of making Section 704(c) allocations is disallowed, some or all of the adverse consequences described in the preceding paragraph could result. Please read "-- Tax Consequences of Unit Ownership -- Allocation of Income, Gain, Loss and Deduction".

ADMINISTRATIVE MATTERS

ENTITY-LEVEL COLLECTIONS

     If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder, former unitholder or the general partner, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

INCOME TAX INFORMATION RETURNS AND AUDIT PROCEDURES

     We will use all reasonable efforts to furnish unitholders with tax information within 75 days after the close of each taxable year. Specifically, we intend to furnish to each unitholder a Schedule K-1 which sets forth his allocable share of our income, gains, losses and deductions. In preparing such information, we will necessarily use various accounting and reporting conventions to determine each unitholder's allocable share of income, gains, losses and deductions. Neither we nor our tax counsel can assure you that any such conventions will yield a result that conforms to the requirements of the Code, Treasury Regulations thereunder or administrative pronouncements of the IRS. We cannot assure prospective unitholders that the IRS will not contend that such accounting and reporting conventions are impermissible. Contesting any such allegations could result in substantial expense to us. In addition, if the IRS were to prevail, unitholders may incur substantial liabilities for taxes and interest.

     Our federal income tax information returns may be audited by the IRS. The Code contains partnership audit procedures that significantly simplify the manner in which IRS audit adjustments of partnership items are resolved. Adjustments, if any, resulting from such an audit may require each unitholder to file an amended tax return, which may result in an audit of the unitholder's return. Any audit of a unitholder's return could result in adjustments to items not related to our returns as well as those related to our returns.

     Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction and the imposition of penalties and other additions to unitholders' tax liability are determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. Our partnership agreement appoints the general partner as our Tax Matters Partner.

     The Tax Matters Partner is entitled to make elections for us and our unitholders and can extend the statute of limitations for assessment of tax deficiencies against unitholders with respect to our taxable items. In connection with adjustments to our tax returns proposed by the IRS, the Tax Matters Partner may bind any unitholder with less than a 1% profits interest in us to a settlement with the IRS unless the unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review to which all the unitholders are bound. If the Tax Matters Partner fails to seek judicial review, such review may be sought by any unitholder having at least a 1% profit interest in us and by unitholders having, in the aggregate, at least a 5% profits interest. Only one judicial proceeding will go forward, however, and each unitholder with an interest in the outcome may participate.

     The unitholders will generally be required to treat their allocable shares of our taxable items on their federal income tax returns in a manner consistent with the treatment of the items on our information return. In general, that consistency requirement is waived if the unitholder files a statement with the IRS identifying the inconsistency. Failure to satisfy the consistency requirement, if not waived, will result in an adjustment to conform the treatment of the item by the unitholder to the treatment on our return. Even if the consistency requirement is waived, adjustments to the unitholder's tax liability with respect to our items may result from an audit of our or the unitholder's tax return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties.

INFORMATION RETURN FILING REQUIREMENTS

     A unitholder who sells or exchanges units is required by the Code to notify us in writing of such sale or exchange, and we are required to notify the IRS of such transaction and to furnish information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects such sale through a broker. In addition, a transferor and a transferee of a unit will be required to furnish to the IRS the amount of the consideration received for such unit that is allocated to our goodwill or going concern value. Failure to satisfy such reporting obligations may lead to the imposition of substantial penalties.

NOMINEE REPORTING

     Persons who hold our units as a nominee for another person must report information to us. Temporary Treasury Regulations provide that such information should include:

          (a) the name, address and taxpayer identification number of the beneficial owners and the nominee;

          (b) whether the beneficial owner is:

             (1) a person that is not a United States person as defined in
        Section 7701(a)(3) of the Code,

             (2) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

             (3) a tax-exempt entity;

          (c) the amount and description of units held, acquired or transferred for the beneficial owners; and

          (d) information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

     Brokers and financial institutions are required to furnish additional information, including whether they are a United States person and information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed for failure to report such information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

REGISTRATION AS A TAX SHELTER

     The Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Code are extremely broad. Although it is arguable that we will not be subject to the registration requirement, our general partner, as our principal organizer, has registered us as a tax shelter with the IRS in the absence of assurance that we will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken. We have received tax shelter registration number 90036000017 from the IRS. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN UNITS OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. We must furnish our registration number to our unitholders, and a unitholder who sells or otherwise transfers a unit in a subsequent transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a unit to furnish such registration number to the transferee is $100 for each such failure. The unitholder must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss, credit or other benefit generated by us is claimed or income from us is included. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for such failure, will be subject to a $250 penalty for each such failure. Any penalties discussed herein are not deductible for federal income tax purposes.

TAX-EXEMPT ENTITIES, REGULATED INVESTMENT COMPANIES AND FOREIGN INVESTORS

     Ownership of units by employee benefit plans, other tax exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies may raise issues unique to such persons and, as described below, may have substantial adverse tax consequences.

     Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Under
Section 512 of the Code, virtually all of the taxable income such an organization derives from the ownership of a unit will be unrelated business taxable income and thus will be taxable to such a unitholder.

     Regulated investment companies are required to derive 90% or more of their gross income from interest, dividends, gains from the sale of stocks, securities or foreign currency or other qualifying income. We do not anticipate that any significant amount of our gross income will be qualifying income for regulated investment companies purposes.

     Nonresident aliens and foreign corporations, trusts or estates that acquire units will be considered to be engaged in business in the United States on account of ownership of such units and as a consequence will be required to file federal tax returns in respect of their distributive shares of our income, gains, losses and deductions and pay federal income tax at regular rates, net of credits including withholding, on such income. Generally, a partnership is required to pay a withholding tax on the portion of the partnership's income that is effectively connected with the conduct of a United States trade or business and that is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under rules applicable to publicly traded partnerships, we will withhold on actual cash distributions (currently at a rate of 38.6%) made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 in order to obtain credit for the taxes withheld. A change in applicable law may require us to change these procedures.

     Because a foreign corporation that owns units will be treated as engaged in a United States trade or business, such a unitholder may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of our earnings and profits, as adjusted for changes in the foreign corporation's "U.S. net equity," that are effectively connected with the conduct of a United States trade or business. Such a tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the foreign corporate unitholder is a "qualified resident". In addition, such a unitholder is subject to special information reporting requirements under Section 6038C of the Code.

     The IRS has ruled that a foreign partner who sells or otherwise disposes of a partnership interest will be subject to federal income tax on gain realized on the disposition of such partnership interest to the extent that such gain is effectively connected with a United States trade or business of the foreign partner. We do not expect that any material portion of any gain from the sale of a unit will avoid United States taxation. Moreover, a gain of a foreign unitholder will be subject to United States income tax if that foreign unitholder has held more than 5% in value of the units during the five-year period ending on the date of the disposition or if the units are not regularly traded on an established securities market at the time of the disposition.

STATE AND OTHER TAX CONSIDERATIONS

     Unitholders may be subject to state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which the unitholders reside or in which we or our subsidiary partnerships do business or own property. Although an analysis of those various taxes cannot be presented here, each prospective unitholder should consider the potential impact of such taxes on his investment in units. Our operating subsidiaries own property and do business in Alabama, Arkansas, Colorado, Illinois, Indiana, Kansas, Kentucky, Louisiana, Missouri, Montana, Nebraska, New Mexico, New York, North Dakota, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Dakota, Texas, Utah and Wyoming. A unitholder will likely be required to file state income tax returns in such states, other than South Dakota, Texas and Wyoming, and may be subject to penalties for failure to comply with such requirements. In addition, an obligation to file tax returns or to pay taxes may arise in other states. Moreover, in some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. This could occur, for example, if the unitholder has no income from sources within that state. We are authorized but not required to pay any state or local income tax on behalf of all the unitholders even though such payment may be greater than the amount that would have been required to be paid if such payment had been made directly by a particular partner or assignee; provided, however, that such tax payment shall be in the same amount with respect to each unit and, in the general partner's sole discretion, payment of such tax on behalf of all the unitholders or assignees is in the best interests of the unitholders or the assignees as a whole. Any amount so paid on behalf of all unitholders or assignees shall be deducted as a cash operating expenditure of us in calculating "Cash from Operations".

     It is the responsibility of each prospective unitholder to investigate the legal and tax consequences, under the laws of pertinent states or localities, of his investment in units. Accordingly, each prospective unitholder should consult, and must depend on, his own tax advisors with regard to state and local tax matters. Further, it is the responsibility of each unitholder to file all state and local, as well as federal, tax returns that may be required of such unitholder.

INVESTMENT IN UNITS BY EMPLOYEE BENEFIT PLANS

     An investment in units by an employee benefit plan is subject to additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and restrictions imposed by Section 4975 of the Code. As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, Simplified Employee Pension Plans, and tax deferred annuities or Individual Retirement Accounts established or maintained by an employer or employee organization. Among other things, consideration should be given to:

     - whether such investment is prudent under Section 404(a)(1)(B) of ERISA;

     - whether in making such investment such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA;

     - the fact that such investment could result in recognition of UBTI by such plan even if there is no net income;

     - the effect of an imposition of income taxes on the potential investment return for an otherwise tax-exempt investor; and

     - whether, as a result of the investment, the plan will be required to file an exempt organization business income tax return with the IRS.

Please read "Tax-Exempt Entities, Regulated Investment Companies and Foreign Investors". The person with investment discretion with respect to the assets of an employee benefit plan should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for such plan.

     In addition, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in units, be deemed to own an undivided interest in our assets. If so, the general partner also would be a fiduciary of such plan, and we would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.

     Section 406 of ERISA and Section 4975 of the Code prohibit an employee benefit plan from engaging in transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan. These provisions also apply to Individual Retirement Accounts which are not considered part of an employee benefit plan. The Department of Labor issued final regulations on November 13, 1986, that provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets". Pursuant to these regulations, an entity's assets would not be considered to be "plan assets" if, among other things:

          (1) the equity interests acquired by employee benefit plans are publicly offered securities, i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under the federal securities laws;

          (2) the entity is an "operating company," i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

          (3) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by employee benefit plans (as defined in Section 3(3) of ERISA), whether or not they are subject to the provisions of Title I of ERISA, plans described in Section 4975(e)(1) of the Code, and any entities whose underlying assets include plan assets by reason of a plan's investments in the entity.

     Our assets would not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (1) above, and also may satisfy requirements (2) and (3) above.

                                  UNDERWRITING

     Under the underwriting agreement, which will be filed as an exhibit to our current report on Form 8-K relating to this offering, Lehman Brothers Inc., Goldman, Sachs & Co., UBS Warburg LLC, Banc of America Securities LLC, A.G. Edwards & Sons, Inc. and RBC Dain Rauscher Inc. are acting as representatives of each of the underwriters named below. Under the underwriting agreement, each of the underwriters will agree to purchase from us the number of units indicated in the following table:

                                                              NUMBER OF
UNDERWRITERS                                                    UNITS
------------                                                  ---------
Lehman Brothers Inc. .......................................
Goldman, Sachs & Co. .......................................
UBS Warburg LLC.............................................
Banc of America Securities LLC..............................
A.G. Edwards & Sons, Inc. ..................................
RBC Dain Rauscher Inc. .....................................
                                                              ---------
          Total.............................................  5,500,000
                                                              =========

The underwriting agreement provides that the underwriters' obligations to purchase units depend on the satisfaction of the conditions contained in the underwriting agreement, including:

     - the representations and warranties made by us to the underwriters are true;

     - the obligation to purchase all of the units offered hereby, if any of the units are purchased;

     - if an underwriter defaults, purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated;

     - the lack of material change in the financial markets; and

     - the delivery of customary closing documents to the underwriters.

We have granted the underwriters an option to purchase up to an aggregate of 825,000 additional units, exercisable to cover over-allotments, if any, at the public offering price less the underwriting discount shown on the cover of this prospectus supplement. The underwriters may exercise this option at any time and from time to time until 30 days after the date of the underwriting agreement. If this option is exercised, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional units proportionate to the underwriter's initial commitment as indicated in the table above and we will be obligated, under the over-allotment option, to sell the units to the underwriters.

     The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional units described below. The underwriting fee is the difference between the public offering price and the amount the underwriters pay to us to purchase the units from us.

                                                    NO EXERCISE OF         FULL EXERCISE OF
                                                 OVER-ALLOTMENT OPTION   OVER-ALLOTMENT OPTION
                                                 ---------------------   ---------------------
Per Unit.......................................
     Total.....................................

     Units sold by the underwriters to the public will be offered at the price to the public set forth on the cover of this prospectus supplement. Any units sold by the underwriters to securities dealers may be sold at a discount of up
to $     per unit from the price to the public. Any such securities dealers may resell any units purchased from the underwriters to certain other brokers or
dealers at a discount of up to $     per unit from the price to the public. If
all the units are not sold at the price to the public, the underwriters may change the offering price and the other selling terms. We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $500,000.

     We and our executive officers and directors have agreed, with exceptions, not to sell or transfer any units for 90 days after the date of this prospectus supplement without first obtaining the written consent of Lehman Brothers Inc. This agreement does not apply to any existing employee benefit plans, but otherwise the executive officers and directors have generally agreed not to:

     - offer, pledge, hedge, sell or contract to sell any units;

     - sell any option, right or warrant with respect to any units;

     - purchase any option or contract to sell any units;

     - grant any option, right or warrant with respect to any units;

     - lend or otherwise dispose of or transfer any units; or

     - enter into any swap or other derivatives transaction that transfers, in whole or in part, any of the economic consequences of ownership of units, whether any such aforementioned transaction is to be settled by delivery of those units or other securities, in cash or otherwise.

     The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the units in accordance with Regulation M under the Securities Exchange Act of 1934:

     - Over-allotment involves sales by the underwriters of units in excess of the number of units the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of units over-allotted by the underwriters is not greater than the number of units that they may purchase in the over-allotment option. In a naked short position, the number of units involved is greater than the number of units in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing the units in the open market.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Syndicate covering transactions involve purchases of the units in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of units to close out the short position, the underwriters will consider, among other things, the price of units available for purchase in the open market as compared to the price at which they may purchase units through the over-allotment option. If the underwriters sell more units than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the units in the open market after pricing that could adversely affect investors who purchase in the offering.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

     These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our units or preventing or retarding a decline in the market price of the units. As a result, the price of the units may be higher than the price that otherwise might exist in the open market. If these activities are commenced, the underwriters may discontinue them at any time. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

     Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the units. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

     Our units are traded on the New York Stock Exchange under the symbol "TPP".

     We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement and to contribute to payments that the underwriters may be required to make for these liabilities.

     Certain of the underwriters have performed certain investment banking, commercial banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time in the future, engage in transactions with and perform services for us in the ordinary course of their business.

     A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

     Other than the prospectus in electronic format, the information on any underwriter's or selling group members' web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

     UBS AG, an affiliate of UBS Warburg LLC, Banc of America, N.A., an affiliate of Bank of America Securities LLC, and the Royal Bank of Canada, an affiliate of RBC Dain Rauscher Inc. are, among other things, lenders to us under our bank revolving credit facility. UBS, Bank of America and the Royal Bank of Canada will receive their respective share of the repayment by us of amounts outstanding under the bank revolving credit facility from the proceeds of this offering. Because we intend to use more than 10% of the net proceeds from the sale of the units to repay indebtedness owed by us to such affiliates under our revolving credit facility, the offering is being made in compliance with the requirements of Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

     Because the National Association of Securities Dealers, Inc. views the units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD's Conduct Rules. Investor suitability with respect to the units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

     No sales to accounts of which the underwriter exercises discretionary authority may be made without the prior written approval of the customer.

                                 LEGAL MATTERS

     Certain legal matters in connection with this offering will be passed upon for us by Fulbright & Jaworski L.L.P., Houston, Texas, and for the underwriters by Andrews & Kurth Mayor, Day, Caldwell & Keeton L.L.P., Houston, Texas.

PROSPECTUS

                             TEPPCO PARTNERS, L.P.
                           LIMITED PARTNERSHIP UNITS
                                DEBT SECURITIES

           GUARANTEES OF DEBT SECURITIES OF TEPPCO PARTNERS, L.P. BY:
               TE PRODUCTS PIPELINE COMPANY, LIMITED PARTNERSHIP
                                   TCTM, L.P.

--------------------------------------------------------------------------------

We, TEPPCO Partners, L.P., may from time to time offer and sell limited partnership units and debt securities which may be fully and unconditionally guaranteed by our subsidiaries, TE Products Pipeline Company, Limited Partnership and TCTM, L.P. This prospectus describes the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities.

The New York Stock Exchange has listed our limited partnership units under the symbol "TPP." On July 26, 2001, the closing price of the limited partnership units on the New York Stock Exchange was $31.14 per unit.

Our address is 2929 Allen Parkway, P.O. Box 2521, Houston, Texas 77252-2521, and our telephone number is (713) 759-3636.

     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 4 OF
        THIS PROSPECTUS BEFORE YOU MAKE AN INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

THE DATE OF THIS PROSPECTUS IS AUGUST 9, 2001

                               TABLE OF CONTENTS

ABOUT THIS PROSPECTUS.......................................    1
WHERE YOU CAN FIND MORE INFORMATION.........................    1
FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS.............    2
ABOUT TEPPCO PARTNERS.......................................    2
  General...................................................    2
RECENT DEVELOPMENTS.........................................    3
THE SUBSIDIARY GUARANTORS...................................    3
RISK FACTORS................................................    4
  Risks Inherent in our Business............................    4
  Risks Relating to our Partnership Structure...............    6
  Tax Risks to Unitholders..................................    8
TEPPCO PARTNERS.............................................   11
USE OF PROCEEDS.............................................   12
RATIO OF EARNINGS TO FIXED CHARGES..........................   12
DESCRIPTION OF DEBT SECURITIES..............................   12
  General...................................................   12
  Subsidiary Guarantees.....................................   14
  Covenants.................................................   14
  Events of Default.........................................   14
  Amendments and Waivers....................................   16
  Defeasance................................................   17
  No Personal Liability of General Partner..................   18
  Subordination.............................................   18
  Book Entry, Delivery and Form.............................   19
  The Trustee...............................................   20
  Governing Law.............................................   20
CASH DISTRIBUTIONS..........................................   21
  General...................................................   21
  Quarterly Distributions of Available Cash.................   22
  Adjustment of the Target Distributions....................   23
  Distributions of Cash Upon Liquidation....................   23
  Defined Terms.............................................   25
TAX CONSIDERATIONS..........................................   26
  Partnership Status........................................   27
  Limited Partner Status....................................   29
  Tax Consequences of Unit Ownership........................   29
  Treatment of Operations...................................   34
  Disposition of Limited Partnership Units..................   35
  Uniformity of Units.......................................   37
  Tax-Exempt Organizations and Other Investors..............   37
  Administrative Matters....................................   38
  State, Local and Other Tax Considerations.................   40
  Tax Consequences of Ownership of Debt Securities..........   40
INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS..................   41
PLAN OF DISTRIBUTION........................................   42
LEGAL.......................................................   42
EXPERTS.....................................................   42

                             ---------------------

     You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to give you different information. We are not offering these securities in any state where they do not permit the offer. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, we may sell up to $600 million in principal amount of the limited partnership units or debt securities described in this prospectus in one or more offerings. This prospectus generally describes us and the limited partnership units and debt securities. Each time we sell limited partnership units or debt securities with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information in this prospectus. The information in this prospectus is accurate as of July 27, 2001. You should carefully read both this prospectus and any prospectus supplement and the additional information described under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

     TEPPCO Partners, L.P. and TE Products Pipeline Company, Limited Partnership file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at Seven World Trade Center, New York, New York 10048, and at 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC's web site at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The SEC allows TEPPCO Partners and TE Products to "incorporate by reference" the information they have filed with the SEC. This means that TEPPCO Partners and TE Products can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that TEPPCO Partners and TE Products file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC. The documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 are incorporated by reference in this prospectus until the termination of this offering.

     TEPPCO Partners, L.P.

     - Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

     - Quarterly Report on Form 10-Q for the fiscal quarter ended March 31,
       2001.

     - Current Report on Form 8-K filed January 24, 2001.

     - Current Report on Form 8-K filed February 5, 2001.

     - Current Report on Form 8-K filed April 23, 2001.

     - Current Report on Form 8-K filed May 9, 2001.

     - Current Report on Form 8-K filed July 27, 2001.

     - The description of the limited partnership units contained in the Registration Statement on Form 8-A (Registration No. 001 10403), initially filed December 6, 1989, and any subsequent amendment thereto filed for the purpose of updating such description.

     - The combined financial statements of ARCO Pipe Line Company's APL Business and the financial statements of Seaway Crude Pipeline Company included in TEPPCO Partners, L.P.'s Amended Current Report on Form 8-K/A filed on October 3, 2000.

     TE Products Pipeline Company, Limited Partnership

     - Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

     - Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001

     - Current Report on Form 8-K filed July 27, 2001.

     You may request a copy of this filing, at no cost, by writing or calling us at the following address:

         Investor Relations Department
         TEPPCO Partners, L.P.
         TE Products Pipeline Company, Limited Partnership
         2929 Allen Parkway
         P.O. Box 2521
         Houston, Texas 77252-2521
         (713) 759-3636

                     FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

     This prospectus, any accompanying prospectus supplement and the documents we have incorporated by reference contain forward-looking statements. The words "believe," "expect," "estimate" and "anticipate" and similar expressions identify forward-looking statements. Forward-looking statements include those that address activities, events or developments that we expect or anticipate will or may occur in the future. These include the following:

     - the amount and nature of future capital expenditures,

     - business strategy and measures to carry out strategy,

     - competitive strengths,

     - goals and plans,

     - expansion and growth of our business and operations,

     - references to intentions as to future matters and

     - other similar matters.

     A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors set forth under the caption "Risk Factors" and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We will not update these statements unless the securities laws require us to do so.

                             ABOUT TEPPCO PARTNERS

GENERAL

     We are one of the largest publicly traded limited partnerships engaged in the transportation of refined products and liquefied petroleum gases and the transportation and marketing of crude oil and natural gas liquids. Texas Eastern Products Pipeline Company, LLC (formerly Texas Eastern Products Pipeline Company and referred to in this prospectus as TEPPCO LLC) serves as our general partner and is an indirect wholly owned subsidiary of Duke Energy Field Services, LLC, which is owned 70% by Duke Energy Corporation and 30% by Phillips Petroleum Company.

     As used in this prospectus, "we," "us," "our" and "TEPPCO Partners" mean TEPPCO Partners, L.P. and, where the context requires, include our subsidiary operating partnerships.

                              RECENT DEVELOPMENTS

     On July 26, 2001, we restructured the general partner ownership of our two principal subsidiary operating partnerships to cause them to be wholly owned by us. The restructuring had no adverse economic impact on our unitholders. The general partner interest of TEPPCO LLC in each of TE Products and TCTM, L.P. was transferred to a newly formed corporation, TEPPCO GP, Inc., which succeeded TEPPCO LLC as general partner of each of the two subsidiary operating partnerships. The stock of TEPPCO GP and all remaining partnership interests in the subsidiary partnerships not already owned by our partnership were transferred to us. In exchange for this contribution, TEPPCO LLC received an increased percentage interest as general partner of our partnership. The increased percentage is the economic equivalent to the aggregate interest that TEPPCO LLC had prior to the restructuring through its combined interests in our partnership and our two subsidiary operating partnerships. As a result, we hold a 99.999% limited partner interest in our two subsidiary operating partnerships and TEPPCO GP, a corporate subsidiary wholly owned by us, holds a .001% general partner interest.

                           THE SUBSIDIARY GUARANTORS

     TE Products and TCTM are our primary directly held operating subsidiaries, as of the date of this prospectus. The general partner of TE Products and TCTM is TEPPCO GP, which is wholly owned by us. TEPPCO GP owns a .001% general partner interest in each of TE Products and TCTM. We sometimes refer to TE Products and TCTM in this prospectus as the "Subsidiary Guarantors." Each or both of the Subsidiary Guarantors may jointly and severally and unconditionally guarantee our payment obligations under any series of debt securities offered by this prospectus, as set forth in a related prospectus supplement.

                                  RISK FACTORS

     Before you invest in our securities, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this document before purchasing our securities.

     If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In that event, we may be unable to make distributions to our unitholders or pay interest on, or the principal of, any debt securities, the trading price of our limited partnership units could decline, or you may lose all of your investment.

RISKS INHERENT IN OUR BUSINESS

     Potential future acquisitions and expansions, if any, may affect our business by substantially increasing the level of our indebtedness and contingent liabilities and increasing our risks of being unable to effectively integrate these new operations.

     From time to time, we evaluate and acquire assets and businesses that we believe complement our existing assets and businesses. Acquisitions may require substantial capital or the incurrence of substantial indebtedness. If we consummate any future acquisitions, our capitalization and results of operations may change significantly, and you will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources.

     Acquisitions and business expansions involve numerous risks, including difficulties in the assimilation of the assets and operations of the acquired businesses, inefficiencies and difficulties that arise because of unfamiliarity with new assets and the businesses associated with them and new geographic areas and the diversion of management's attention from other business concerns. Further, unexpected costs and challenges may arise whenever businesses with different operations or management are combined, and we may experience unanticipated delays in realizing the benefits of an acquisition. Following an acquisition, we may discover previously unknown liabilities associated with the acquired business for which we have no recourse under applicable indemnification provisions.

WE MAY BE REQUIRED TO REFUND A PORTION OF OUR TARIFFS AND HAVE DEFERRED REVENUE RECOGNITION ON THIS PORTION.

     The Federal Energy Regulatory Commission, pursuant to the Interstate Commerce Act, regulates the tariff rates for our interstate common carrier pipeline operations. To be lawful under that Act, tariff rates must be just and reasonable and not unduly discriminatory. Shippers may protest, and the FERC may investigate, the lawfulness of new or changed tariff rates. The FERC can suspend those tariff rates for up to seven months. It can also require refunds of amounts collected under rates ultimately found unlawful. The FERC may also challenge tariff rates that have become final and effective. Because of the complexity of rate making, the lawfulness of any rate is never assured.

     The FERC's primary rate making methodology is price indexing. In the alternative, pipelines may elect to support rate filings by using a cost-of-service methodology, competitive market showings or agreements between shippers and the pipeline that the rate is acceptable. On May 11, 1999, we filed an application with the FERC requesting permission to charge market-based rates for substantially all refined products transportation tariffs. Along with our application for market-based rates, we filed a petition for waiver, pending the FERC's determination on our application for market-based rates, of the requirements that would otherwise have been imposed by the FERC's regulations requiring us to reduce our rates in conformity with the PPI Index. On June 30, 1999, the FERC granted the waiver stating that it was temporary in nature and that we would be required to make refunds, with interest, of all amounts collected under rates in excess of the PPI Index ceiling level after July 1, 1999, if our application for market-based rates was ultimately denied. As a result of the refund obligation potential, we have deferred all revenue recognition of rates charged in excess of the PPI Index. On March 31, 2001, the amount deferred for possible rate refund, including interest totaled approximately $2.6 million.

     On July 31, 2000, the FERC issued an order granting us market-based rates in certain markets and set for hearing our application for market-based rates in the Little Rock, Arkansas; Shreveport-Arcadia, Louisiana; Cincinnati-Dayton, Ohio; and Memphis, Tennessee, destination markets and the Shreveport, Louisiana, origin market. After the matter was set for hearing, and the protesting shippers entered into a settlement agreement resolving their respective difference. On January 9, 2001, the presiding Administrative Law Judge assigned to the hearing determined that the offer of settlement provided resolution of issues set for hearing in our pending case in a fair and reasonable manner and in the public interest and certified the offer of settlement. On April 25, 2001, the FERC issued an order approving the offer of settlement.

     As a result of the FERC approval of the settlement, we will withdraw the application for market-based rates to the Little Rock, Arkansas, destination market and the Arcadia, Louisiana, destination in the Shreveport-Arcadia, Louisiana, destination market. We also have agreed to recalculate rates to these destination markets to conform with the PPI Index from July 1, 1999, and make appropriate refunds. The refund obligation under the settlement as of March 31, 2001, was $1.0 million. As a result of the settlement, we will recognize approximately $1.6 million of previously deferred transportation revenue during the second quarter of 2001.

WE FACE UNCERTAINTIES IN CALCULATING COST OF SERVICE FOR RATE-MAKING PURPOSES.

     In a 1995 decision involving an unrelated oil pipeline limited partnership, the FERC partially disallowed the inclusion of income taxes in that partnership's cost of service. In another FERC proceeding involving a different oil pipeline limited partnership, the FERC held that the oil pipeline limited partnership may not claim an income tax allowance for income attributable to non-corporate limited partners, both individuals and other entities. This issue does not currently affect us because we do not use the cost-of-service methodology to support our rates. However, these decisions might affect us should we elect in the future to use the cost-of-service methodology or be required to use that methodology to defend our rates. If those circumstances arise, there can be no assurance with respect to the effect of these precedents on our rates.

COMPETITION COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

     Our refined products and LPGs transportation business competes with other pipelines in the areas where we deliver products. We also compete with trucks, barges and railroads in some of the areas we serve. Competitive pressures may adversely affect our tariff rates or volumes shipped. The crude oil gathering and marketing business is characterized by thin margins and intense competition for supplies of lease crude oil. A decline in domestic crude oil production has intensified competition among gatherers and marketers. Our crude oil transportation business competes with common carriers and proprietary pipelines owned and operated by major oil companies, large independent pipeline companies and other companies in the areas where our pipeline systems deliver crude oil and natural gas liquids. Some of our competitors in each of our business segments have financial resources substantially greater than ours.

WE FACE CREDIT RISKS IN OUR CRUDE OIL MARKETING BUSINESS.

     Risks of nonpayment and nonperformance by customers are a major consideration in our crude oil marketing business. We attempt to manage our exposure to credit risks through credit analysis, credit approvals, credit limits and monitoring procedures. We also use letters of credit, prepayments and guarantees for some of our receivables. We are nevertheless subject to risks of loss resulting from nonpayment or nonperformance by our customers.

OUR CRUDE OIL MARKETING BUSINESS INVOLVES RISKS RELATING TO PRODUCT PRICES.

     Generally, as we purchase crude oil we simultaneously establish a margin by selling crude oil for physical delivery to third-party users or by entering into a future delivery obligation with respect to futures contracts on the New York Mercantile Exchange. We seek to maintain a balanced position until we make physical delivery of the crude oil, thereby minimizing or eliminating exposure to price fluctuations occurring after the initial purchase. It is our policy not to acquire crude oil, future contracts or other derivative products for the purpose of speculating on price changes. Even so, certain basis risks cannot be completely hedged or eliminated. These are the risks that price relationships between delivery points, classes of products or delivery periods will change from time to time.

REDUCED DEMAND COULD AFFECT SHIPMENTS ON THE PIPELINES.

     Our products pipeline business depends in large part on the demand for refined petroleum products in the markets served by our pipelines. Reductions in that demand adversely affect our pipeline business. Market demand varies based upon the different end uses of the refined products we ship. Demand for gasoline, which accounts for a substantial portion of our shipments, depends upon price, prevailing economic conditions and demographic changes in the markets we serve. Weather conditions, government policy and crop prices affect the demand for refined products used in agricultural operations. Demand for jet fuel depends on prevailing economic conditions and military usage. Propane deliveries are generally sensitive to the weather and meaningful year-to-year variances have occurred and will likely continue to occur.

OUR OPERATIONS ARE SUBJECT TO GOVERNMENTAL LAWS AND REGULATIONS RELATING TO THE PROTECTION OF THE ENVIRONMENT WHICH MAY EXPOSE US TO SIGNIFICANT COSTS AND LIABILITIES.

     We face risks of environmental costs and liabilities. Our operations are subject to federal, state and local laws and regulations relating to protection of the environment. Although we believe that our operations comply with applicable environmental regulations, risks of substantial costs and liabilities are inherent in pipeline operations and terminaling operations. We cannot assure you that we will not incur substantial costs and liabilities. We currently own or lease, and have owned or leased, many properties that have been used for many years to terminal or store crude oil, petroleum products or other chemicals. Owners, tenants or users of these properties have disposed of or released hydrocarbons or solid wastes on or under them. Additionally, some sites we operate are located near current or former refining and terminaling operations. There is a risk that contamination has migrated from those sites to ours. Increasingly strict environmental laws, regulations and enforcement policies and claims for damages and other similar developments could result in substantial costs and liabilities.

RISKS RELATING TO OUR PARTNERSHIP STRUCTURE

WE ARE A HOLDING COMPANY AND DEPEND ENTIRELY ON OUR OPERATING SUBSIDIARIES' DISTRIBUTIONS TO SERVICE OUR DEBT OBLIGATIONS.

     We are a holding company with no material operations. If we cannot receive cash distributions from our operating subsidiaries, we will not be able to meet our debt service obligations. Our operating subsidiaries may from time to time incur additional indebtedness under agreements that contain restrictions which could further limit each operating subsidiary's ability to make distributions to us.

     The debt securities will be issued by the parent partnership and will be structurally subordinated to the claims of our operating subsidiaries' creditors. Holders of the debt securities will not be creditors of our operating partnerships. The claims to the assets of our operating subsidiaries derive from our own partnership interests in those operating subsidiaries. Claims of our operating subsidiaries' creditors will generally have priority as to the assets of our operating subsidiaries over our own partnership interest claims and will therefore have priority over the holders of our debt, including the debt securities. Our operating subsidiaries' creditors may include:

     - general creditors,

     - trade creditors,

     - secured creditors,

     - taxing authorities, and

     - creditors holding guarantees.

     On July 14, 2000, we entered into a $75 million term loan and a $475 million revolving credit facility. On July 21, 2000, we borrowed $75 million under the term loan and $340 million under the revolving credit facility. The funds were used to finance the acquisition of ARCO Pipe Line Company and to refinance our existing credit facilities, other than the senior notes of TE Products. On April 6, 2001, we amended our revolving credit facility to permit borrowings up to $500 million and to allow for letters of credit up to $20 million. The term of the revised credit agreement was extended to April 6, 2004. Additionally, on April 6, 2001, we entered into a 364-day, $200 million revolving credit agreement.

WE MAY SELL ADDITIONAL LIMITED PARTNERSHIP INTERESTS, DILUTING EXISTING INTERESTS OF UNITHOLDERS.

     Our partnership agreement allows us to issue additional limited partnership units and other equity securities without unitholder approval. These may be issued to raise cash or acquire additional assets or for other partnership purposes. There is no limit on the total number of limited partnership units and other equity securities we may issue. When we issue additional limited partnership units or other equity securities, the proportionate partnership interest of our existing unitholders will decrease. The issuance could negatively affect the amount of cash distributed to unitholders and the market price of limited partnership units. Issuance of additional limited partnership units will also diminish the relative voting strength of the previously outstanding limited partnership units.

OUR GENERAL PARTNER AND ITS AFFILIATES MAY HAVE CONFLICTS WITH OUR PARTNERSHIP.

     The directors and officers of our general partner and its affiliates have duties to manage the general partner in a manner that is beneficial to its stockholders. At the same time, the general partner has duties to manage us in a manner that is beneficial to us. Therefore, the general partner's duties to us may conflict with the duties of its officers and directors to its stockholders.

     Such conflicts may include, among others, the following:

     - decisions of our general partner regarding the amount and timing of cash expenditures, borrowings and issuances of additional limited partnership units or other securities can affect the amount of incentive compensation payments we make to our general partner;

     - under our partnership agreement we reimburse the general partner for the costs of managing and operating us; and

     - under our partnership agreement, it is not a breach of our general partner's fiduciary duties for affiliates of our general partner to engage in activities that compete with us.

     We may acquire additional businesses or properties directly or indirectly for the issuance of additional units. At our current level of cash distributions, our general partner receives as incentive distributions approximately 50% of any incremental increase in our distributions. As a result, acquisitions funded though the issuance of units have in the past and may in the future benefit our general partner more than our unitholders. We would not expect to make an acquisition unless our general partner believes that the transaction is likely to increase our cash distributions per unit to our unitholders.

UNITHOLDERS HAVE LIMITED VOTING RIGHTS AND CONTROL OF MANAGEMENT.

     Our general partner manages and controls our activities and the activities of our operating partnerships. Unitholders have no right to elect the general partner or the directors of the general partner on an annual or other ongoing basis. However, if the general partner resigns or is removed, its successor may be elected by holders of a majority of the limited partnership units. Unitholders may remove the general partner only by a vote of the holders of at least 80% of the limited partnership units and only after receiving state regulatory approvals required for the transfer of control of a public utility. As a result, unitholders will have limited influence on matters affecting our operations, and third parties may find it difficult to gain control of us or influence our actions.

OUR PARTNERSHIP AGREEMENT LIMITS THE LIABILITY OF OUR GENERAL PARTNER.

     Our general partner owes duties of loyalty and care to the unitholders. Provisions of our partnership agreement and the partnership agreements for each of the operating partnerships, however, contain language limiting the liability of the general partner to the unitholders for actions or omissions taken in good faith. In addition, the partnership agreements grant broad rights of indemnification to the general partner and its directors, officers, employees and affiliates for acts taken in good faith in a manner believed to be in or not opposed to our best interests.

UNITHOLDERS MAY NOT HAVE LIMITED LIABILITY IN SOME CIRCUMSTANCES.

     The limitations on the liability of holders of limited partnership interests for the obligations of a limited partnership have not been clearly established in some states. If it were determined that we had been conducting business in any state without compliance with the applicable limited partnership statute, or that the unitholders as a group took any action pursuant to our partnership agreement that constituted participation in the "control" of our business, then the unitholders could be held liable under some circumstances for our obligations to the same extent as a general partner.

TAX RISKS TO UNITHOLDERS

     You should read "Tax Considerations" for a more complete discussion of the following federal income tax risks related to owning and disposing of limited partnership units.

THE IRS COULD TREAT US AS A CORPORATION FOR TAX PURPOSES, WHICH WOULD SUBSTANTIALLY REDUCE THE CASH AVAILABLE FOR DISTRIBUTION TO YOU.

     The anticipated after-tax benefit of an investment in the limited partnership units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other matter affecting us.

     If we were classified as a corporation for federal income tax purposes, we would pay federal income tax on our income at the corporate tax rate, which is currently a maximum of 35%. Distributions to you would generally be taxed again to you as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, the cash available for distribution to you would be substantially reduced. Treatment of us as a corporation would result in a material reduction in the after-tax return to the unitholders, likely causing a substantial reduction in the value of the limited partnership units.

     Current law may change so as to cause us to be taxed as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. The partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then the minimum quarterly distribution and the target distribution levels will be decreased to reflect that impact on us.

A SUCCESSFUL IRS CONTEST OF THE FEDERAL INCOME TAX POSITIONS WE TAKE MAY ADVERSELY IMPACT THE MARKET FOR LIMITED PARTNERSHIP UNITS.

     We have not requested a ruling from the IRS with respect to any matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain our counsel's conclusions or the positions we take. A court may not concur with our counsel's conclusions or the positions we take. Any contest with the IRS may materially and adversely impact the market for limited partnership units and the price at which they trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will be borne by us and directly or indirectly by the unitholders and the general partner.

YOU MAY BE REQUIRED TO PAY TAXES EVEN IF YOU DO NOT RECEIVE ANY CASH DISTRIBUTIONS.

     You will be required to pay federal income taxes and, in some cases, state and local income taxes on your share of our taxable income even if you do not receive any cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from your share of our taxable income.

TAX GAIN OR LOSS ON DISPOSITION OF LIMITED PARTNERSHIP UNITS COULD BE DIFFERENT THAN EXPECTED.

     If you sell your limited partnership units, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in those limited partnership units. Prior distributions in excess of the total net taxable income you were allocated for a limited partnership unit, which decreased your tax basis in that limited partnership unit, will, in effect, become taxable income to you if the limited partnership unit is sold at a price greater than your tax basis in that limited partnership unit, even if the price you receive is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to you. Should the IRS successfully contest some positions we take, you could recognize more gain on the sale of units than would be the case under those positions, without the benefit of decreased income in prior years. Also, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

IF YOU ARE A TAX-EXEMPT ENTITY, REGULATED INVESTMENT COMPANY OR MUTUAL FUND OR YOU ARE NOT AN INDIVIDUAL RESIDING IN THE UNITED STATES, YOU MAY HAVE ADVERSE TAX CONSEQUENCES FROM OWNING LIMITED PARTNERSHIP UNITS.

     Investment in limited partnership units by tax-exempt entities, regulated investment companies or mutual funds and foreign persons raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Very little of our income will be qualifying income to a regulated investment company or mutual fund. Distributions to foreign persons will be reduced by withholding taxes, currently at the rate of 39.6%, and foreign persons will be required to file federal income tax returns and pay tax on their share of our taxable income.

WE HAVE REGISTERED AS A TAX SHELTER. THIS MAY INCREASE THE RISK OF AN IRS AUDIT OF US OR A UNITHOLDER.

     We have registered with the IRS as a "tax shelter." The IRS requires that some types of entities, including some partnerships, register as "tax shelters" in response to the perception that they claim tax benefits that the IRS may believe to be unwarranted. As a result, we may be audited by the IRS and tax adjustments could be made. Any unitholder owning less than a 1% profits interest in us has very limited rights to participate in the income tax audit process. Further, any adjustments in our tax returns will lead to adjustments in our unitholders' tax returns and may lead to audits of unitholders' tax returns and adjustments of items unrelated to us. You will bear the cost of any expense incurred in connection with an examination of your personal tax return.

WE WILL TREAT EACH PURCHASER OF UNITS AS HAVING THE SAME TAX BENEFITS WITHOUT REGARD TO THE UNITS PURCHASED. THE IRS MAY CHALLENGE THIS TREATMENT, WHICH COULD ADVERSELY AFFECT THE VALUE OF THE UNITS.

     Because we cannot match transferors and transferees of limited partnership units, we will adopt depreciation and amortization positions that do not conform with all aspects of final Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of limited partnership units and could have a negative impact on the value of the limited partnership units or result in audit adjustments to your tax returns. Please read "Tax Considerations -- Uniformity of Units" for a further discussion of the effect of the depreciation and amortization positions we adopt.

YOU WILL LIKELY BE SUBJECT TO STATE AND LOCAL TAXES IN STATES WHERE YOU DO NOT LIVE AS A RESULT OF AN INVESTMENT IN THE UNITS.

     In addition to federal income taxes, you will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property and in which you do not reside. You may be required to file state and local income tax returns and pay state and local income taxes in many or all of the jurisdictions in which we do business. Further, you may be subject to penalties for failure to comply with those requirements. It is your responsibility to file all United States federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in the limited partnership units.

                                TEPPCO PARTNERS

     We are a publicly traded Delaware limited partnership engaged in the transportation of refined products and liquefied petroleum gases and the transportation and marketing of crude oil and natural gas liquids. The following chart shows our organization and ownership structure as of the date of this prospectus before giving effect to this offering. Except in the following chart, the ownership percentages referred to in this prospectus reflect the approximate effective ownership interest in us and our subsidiary companies on a combined basis.

[Chart showing that Texas Eastern Products Pipeline Company, LLC owns a 2.0% general partner interest in TEPPCO Partners, L.P. Duke Energy Corporation owns a 16.2% limited partner interest in TEPPCO Partners, L.P. Public unit holders own 81.8% of the limited partner interests in TEPPCO Partners, L.P. Texas Eastern Products Pipeline Company, LLC is wholly owned by Duke Energy Field Services, LLC. Duke Energy owns 69.7% of Duke Energy Field Services, LLC and Phillips Petroleum Corporation owns 30.3% of Duke Energy Field Services, LLC. TEPPCO Partners, L.P. owns all of the capital stock of TEPPCO GP, Inc. TEPPCO Partners, L.P. owns a 99.999% limited partner interest in TE Products Pipeline Company, Limited Partnership and a 99.999% limited partnership interest in TCTM, L.P. TEPPCO GP, Inc. owns a 0.001% general partnership interest in TE Products Pipeline Company, Limited Partnership and a 0.001% general partnership interest in TCTM, L.P.]

                                USE OF PROCEEDS

     Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities to pay all or a portion of indebtedness outstanding at the time and to acquire properties as suitable opportunities arise.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                                                                 THREE
                                                                                MONTHS
                                         TWELVE MONTHS ENDED DECEMBER 31,        ENDED
                                       -------------------------------------   MARCH 31,
                                       1996    1997    1998    1999    2000      2001
                                       -----   -----   -----   -----   -----   ---------
Ratio of Earnings to Fixed Charges...   2.59x   2.70x   2.72x   3.06x   2.10x    2.91x

     For purposes of calculating the ratio of earnings to fixed charges:

     - "fixed charges" represent interest expense (including amounts capitalized), amortization of debt costs and the portion of rental expense representing the interest factor; and

     - "earnings" represent the aggregate of income from continuing operations (before adjustment for minority interest, extraordinary loss and equity earnings), fixed charges and distributions from equity investment, less capitalized interest.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities will be issued under an Indenture, among TEPPCO Partners, as issuer, First Union National Bank, as trustee, and TE Products and TCTM, as subsidiary guarantors, and any supplements to the Indenture that may be entered into from time to time. The terms of the debt securities will include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. If we issue one or more series of debt securities subordinated to our Senior Indebtedness (as defined below), then these series will be issued under a separate Indenture containing subordination provisions. This description of debt securities is intended to be a useful overview of the material provisions of the debt securities and the Indentures. The forms of the Senior Indenture and the Subordinated Indenture have been filed as exhibits to this registration statement. You should read the Indentures for provisions that may be important to you because the Indentures, and not this description, govern your rights as a holder of debt securities. References in this prospectus to an "Indenture" refer to the particular Indenture under which a series of debt securities is issued.

GENERAL

     The Indenture does not limit the amount of debt securities that may be issued thereunder. Debt securities may be issued under the Indenture from time to time in separate series, each up to the aggregate amount authorized for such series. Any series of debt securities may be fully and unconditionally guaranteed by the TE Products and TCTM, our two first-tier operating subsidiaries. TE Products and TCTM are sometimes referred to in this description of debt securities as the "Subsidiary Guarantors." The debt securities will be our general obligations and those of the Subsidiary Guarantors (if they are guaranteed by the Subsidiary Guarantors) and may be subordinated to our Senior Indebtedness and that of the Subsidiary Guarantors. Please read "Description of Debt Securities -- Subordination."

     A prospectus supplement and a supplemental indenture (or a resolution of our Board of Directors and accompanying officers' certificate) relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     - the form and title of the debt securities;

     - the total principal amount of the debt securities;

     - the date or dates on which the debt securities may be issued;

     - the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

     - any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

     - the dates on which the principal and premium, if any, of the debt securities will be payable;

     - the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

     - any optional redemption provisions;

     - any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

     - whether the debt securities are entitled to the benefits of any guarantees by the Subsidiary Guarantors;

     - whether the debt securities may be issued in amounts other than $1,000 each or multiples thereof;

     - any changes to or additional Events of Default or covenants;

     - the subordination, if any, of the debt securities and any changes to the subordination provisions of the Indenture; and

     - any other terms of the debt securities.

     The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

     - debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

     - debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

     - debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

     - variable rate debt securities that are exchangeable for fixed rate debt securities.

     At our option, we may make interest payments, by check mailed to the registered holders of debt securities or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder.

     Unless otherwise provided in the applicable prospectus supplement, fully registered securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States or at the office of the Trustee or the Trustee's agent in New York City, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

     Any funds we pay to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to us, and the holders of the debt securities must thereafter look only to us for payment thereof.

SUBSIDIARY GUARANTEES

     Our payment obligations under any series of the debt securities may be jointly and severally unconditionally guaranteed by both of the Subsidiary Guarantors. If a series of debt securities are so guaranteed, the Indenture, or a supplemental indenture thereto, will be executed by the Subsidiary Guarantors. The terms of any subsidiary guarantee will be set forth in the applicable prospectus supplement. The obligations of each Subsidiary Guarantor under its Guarantee will be limited to the maximum amount that will, after giving effect to all other contingent and fixed liabilities of the Subsidiary Guarantor and to any collections from or payments made by or on behalf of any other Subsidiary Guarantors in respect of the obligations of the other Subsidiary Guarantor under its Guarantee, result in the obligations of the Subsidiary Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law.

     The Indenture will provide that the Guarantee of any Subsidiary Guarantor may be released under certain circumstances. Provided that no default shall have occurred and shall be continuing under the Indenture, a Subsidiary Guarantor will be unconditionally released and discharged from the Guarantee:

     - automatically upon any sale, exchange or transfer, to any person that is not our affiliate, of all of our direct or indirect limited partnership or other equity interests in, or all or substantially all the assets of, the Subsidiary Guarantor (provided such sale, exchange or transfer is not prohibited by the Indenture);

     - automatically upon the merger of the Subsidiary Guarantor into us or any other Subsidiary Guarantor or the liquidation and dissolution of the Subsidiary Guarantor (in each case to the extent not prohibited by this Indenture); or

     - following delivery of a written notice of the release from the Guarantee by us to the Trustee, upon the release of all guarantees by the Subsidiary Guarantor of any debt for borrowed money of us (or a guarantee of such debt) and, after giving effect to the proposed release, the aggregate total consolidated assets of all our subsidiaries that are not Subsidiary Guarantors will not exceed 2% of our consolidated assets.

     If a series of debt securities is guaranteed by the Subsidiary Guarantors and is designated as subordinate to our Senior Indebtedness, then the guarantees by the Subsidiary Guarantors will be subordinated to the Senior Indebtedness of the Subsidiary Guarantors to substantially the same extent as the series is subordinated to our Senior Indebtedness, as described in "-- Subordination."

COVENANTS

     A series of debt securities may contain certain financial and other covenants applicable to us and our subsidiaries. A description of any such affirmative and negative covenants will be contained in the prospectus supplement applicable to such series.

EVENTS OF DEFAULT

     Each of the following will be an "Event of Default" under the Indenture with respect to a series of debt securities:

     - default in any payment of interest on any debt securities of that series when due, continued for 30 days;

     - default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, upon required repurchase or otherwise;

     - default in the payment of any sinking fund payment on any debt securities of that series when due;

     - failure by us or, if the series of debt securities is guaranteed by the Subsidiary Guarantors, a Subsidiary Guarantor to comply for 60 days after notice with the other agreements contained in the Indenture, any supplement to the Indenture or any board resolution authorizing the issuance of that series;

     - certain events of bankruptcy, insolvency or reorganization of us or, if the series of debt securities is guaranteed by the Subsidiary Guarantors, of the Subsidiary Guarantors; or

     - if the series of debt securities is guaranteed by the Subsidiary Guarantors, either of the guarantees by the Subsidiary Guarantors ceases to be in full force and effect or is declared null and void in a judicial proceeding, or any of the Subsidiary Guarantors denies or disaffirms its obligations under the Indenture or its guarantee.

However, a default under the fourth bullet point above will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding debt securities of that series notify us and, if the series of debt securities is guaranteed by the Subsidiary Guarantors, the Subsidiary Guarantors of the default and such default is not cured within 60 days after receipt of notice.

     If an Event of Default (other than an Event of Default described in the fourth bullet point above) occurs and is continuing, the Trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding debt securities of that series by notice to us and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable. Upon such a declaration, the principal, premium and accrued and unpaid interest will be due and payable immediately. If an Event of Default described in the fifth bullet point above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of the outstanding debt securities of a series may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the debt securities of that series and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the debt securities of that series that have become due solely by such declaration of acceleration, have been cured or waived.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the debt securities unless:

     - such holder has previously given the Trustee notice that an Event of Default is continuing;

     - holders of at least 25% in principal amount of the outstanding debt securities of that series have requested the Trustee to pursue the remedy;

     - such holders have offered the Trustee reasonable indemnity against any loss, liability or expense;

     - the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity; and

     - the holders of a majority in principal amount of the outstanding debt securities of that series have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

     Subject to certain restrictions, the holders of a majority in principal amount of the outstanding debt securities of a series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to that series of debt securities. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

     The Indenture provides that if an Event of Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Event of Default within 90 days after it occurs. Except in the case of a default in the payment of principal of, premium, if any, or interest on any debt securities, the Trustee may withhold notice if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a compliance certificate indicating we have complied with all covenants contained in the Indenture or whether any default or Event of Default has occurred during the previous year. We are also required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any Event of Default, its status and what action we are taking or propose to take with respect to the default.

AMENDMENTS AND WAIVERS

     Modifications and amendments of the Indenture may be made by us, the Subsidiary Guarantors (if any) and the Trustee with the consent of the holders of a majority in principal amount of all debt securities then outstanding under the Indenture (including consents obtained in connection with a tender offer or exchange offer for the debt securities). However, without the consent of each holder of outstanding debt securities of each series affected thereby, no amendment may, among other things:

     - reduce the percentage in principal amount of debt securities whose holders must consent to an amendment;

     - reduce the rate of or extend the time for payment of interest on any debt securities;

     - reduce the principal of or extend the stated maturity of any debt securities;

     - reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may be redeemed under an optional redemption or any similar provision;

     - make any debt securities payable in other than U.S. dollars;

     - impair the right of any holder to receive payment of, premium, if any, principal of and interest on such holder's debt securities on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's debt securities;

     - release any security that has been granted in respect of the debt securities;

     - make any change in the amendment provisions which require each holder's consent or in the waiver provisions; or

     - release a Subsidiary Guarantor or modify such Subsidiary Guarantor's guarantee in any manner adverse to the holders.

     The holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby, on behalf of all such holders, may waive compliance by us or a Subsidiary Guarantor with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee as provided in the Indenture, the holders of a majority in aggregate principal amount of the debt securities of each series affected thereby, on behalf of all such holders, may waive any past default under the Indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the debt securities), except a default in the payment of principal, premium or interest or a default in respect of a provision that under the Indenture cannot be modified or amended without the consent of all holders of the series of debt securities that is affected.

     Without the consent of any holder, we, the Subsidiary Guarantors (if any) and the Trustee may amend the Indenture to:

     - cure any ambiguity, omission, defect or inconsistency;

     - convey, transfer, assign, mortgage or pledge any property to or with the Trustee;

     - provide for the assumption by a successor corporation, partnership, trust or limited liability company of our obligations or those of a Subsidiary Guarantor under the Indenture;

     - add guarantees with respect to the debt securities;

     - change or eliminate any restriction on the payment of principal of, or premium on, any debt securities;

     - secure the debt securities;

     - add covenants for the benefit of the holders or surrender any right or power conferred upon us or any Subsidiary Guarantor;

     - make any change that does not adversely affect the rights of any holder;

     - add or appoint a successor or separate Trustee; or

     - comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

     The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

     At any time we may terminate all our obligations under a series of debt securities and the Indenture, a "legal defeasance," except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the debt securities, to replace mutilated, destroyed, lost or stolen debt securities and to maintain a registrar and paying agent in respect of the debt securities. If we exercise our legal defeasance option, any subsidiary guarantee will terminate with respect to that series of debt securities.

     At any time we may terminate our obligations under covenants applicable to a series of debt securities and described in the prospectus supplement applicable to such series (other than as described in such prospectus supplement), the bankruptcy provisions with respect to the Subsidiary Guarantors (if any) and the guarantee provision described under "Events of Default" above with respect to a series of debt securities, a "covenant defeasance".

     We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in the fourth, fifth (with respect only to a Subsidiary Guarantor (if any)) or sixth bullet points under "Events of Default" above.

     In order to exercise either defeasance option, we must irrevocably deposit in trust with the Trustee money or certain U.S. government obligations for the payment of principal, premium, if any, and interest on the series of debt securities to redemption or maturity, as the case may be, (a "defeasance trust") and must comply with certain other conditions, including that no default has occurred and is continuing after the deposit in trust and the delivery to the Trustee of an opinion of counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

NO PERSONAL LIABILITY OF GENERAL PARTNER

     Texas Eastern Products Pipeline Company, LLC, our general partner, and its directors, officers, employees, incorporators and stockholders, as such, shall have no liability for any of our obligations or the obligations of the Subsidiary Guarantors (if any) under the debt securities, the Indenture or the guarantees (if any) or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Securities and Exchange Commission that such a waiver is against public policy.

SUBORDINATION

     Debt securities of a series may be subordinated to Senior Indebtedness (as defined below) to the extent set forth in the prospectus supplement relating to such series. Subordinated debt securities will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture and the prospectus supplement relating to such series, to the prior payment of all of our indebtedness and that of any Subsidiary Guarantor that is designated as "Senior Indebtedness" with respect to the series. "Senior Indebtedness" is defined generally to include all notes or other evidences of indebtedness for money, including guarantees, borrowed by us or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantors, provided that these obligations are not expressed to be subordinate or junior in right of payment to any of our other indebtedness.

     Upon any payment or distribution of our assets or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantors' assets to creditors or upon a total or partial liquidation or dissolution of us or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantors, or in a bankruptcy, receivership or similar proceeding relating to us or, if applicable to any series of outstanding debt securities, to the Subsidiary Guarantors, the holders of Senior Indebtedness of us or, if applicable, a Subsidiary Guarantor shall be entitled to receive payment in full in cash of the Senior Indebtedness before holders of subordinated debt securities shall be entitled to receive any payment of principal, premium or interest with respect to the subordinated debt securities, and until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled shall be made to the holders of Senior Indebtedness except that such holders may receive units representing limited partner interests and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the subordinated debt securities.

     We may not make any payments of principal, premium, if any, or interest with respect to subordinated debt securities, make any deposit for the purpose of defeasance of the subordinated debt securities, or repurchase, redeem or otherwise retire (except, in the case of subordinated debt securities that provide for a mandatory sinking fund, by our delivery of subordinated debt securities to the Trustee in satisfaction of our sinking fund obligation) any subordinated debt securities if (a) any principal, premium or interest with respect to Senior Indebtedness is not paid within any applicable grace period (including at maturity), or (b) any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, unless, in either case, the default has been cured or waived and the acceleration has been rescinded, the Senior Indebtedness has been paid in full in cash, or we and the Trustee receive written notice approving the payment from the representatives of each issue of "Designated Senior Indebtedness" (which, unless otherwise provided in the prospectus supplement relating to the series of subordinated debt securities, will include indebtedness for borrowed money under a bank credit agreement ("Bank Debt") and any other specified issue of Senior Indebtedness of at least $100 million or other indebtedness for borrowed money that we may designate). During the continuance of any default (other than a default described in clause (a) or (b) above), with respect to any Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect the acceleration) or the expiration of any applicable grace periods, we and, if applicable to any series of outstanding debt securities, the Subsidiary Guarantors may not pay the subordinated debt securities for a period, the "Payment Blockage Period", commencing on the receipt by us and the Trustee of written notice of the default from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period, a "Blockage Notice". The Payment Blockage Period may be terminated before its expiration by written notice to the Trustee, to us and, if applicable to any series of outstanding debt securities, to the Subsidiary Guarantors from the person or persons who gave the Blockage Notice, by repayment in full in cash of the Senior Indebtedness with respect to which the Blockage Notice was given, or because the default giving rise to the Payment Blockage Period is no longer continuing. Unless the holders of Senior Indebtedness shall have accelerated the maturity thereof, we and, if applicable to any series of outstanding debt securities, the Subsidiary Guarantors may resume payments on the subordinated debt securities after the expiration of the Payment Blockage Period. Unless otherwise provided in the prospectus supplement relating to the series of subordinated debt securities, not more than one Blockage Notice may be given in any period of 360 consecutive days unless the first Blockage Notice within the 360-day period is given by or on behalf of holders of Designated Senior Indebtedness other than the Bank Indebtedness, in which case, the representative of the Bank Indebtedness may give another Blockage Notice within the period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any period of 360 consecutive days. After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

     By reason of the subordination, in the event of insolvency, our creditors who are holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

BOOK ENTRY, DELIVERY AND FORM

     The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement.

     Unless otherwise stated in any prospectus supplement, The Depository Trust Company, New York, New York, or "DTC," will act as depositary. Book-entry debt securities of a series will be issued in the form of a global security that will be deposited with DTC. This means that we will not issue certificates to each holder. One global security will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. The participant will then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred; except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

     Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants.

     DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants' accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

     DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a participant. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission.

     DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

     We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

     It is DTC's current practice, upon receipt of any payment of principal or interest, to credit participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

     Debt securities represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

     - DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

     - we determine not to require all of the debt securities of a series to be represented by a global security and notify the Trustee of our decision.

THE TRUSTEE

     We may appoint a separate Trustee for any series of debt securities. As used herein in the description of a series of debt securities, the term "Trustee" refers to the Trustee appointed with respect to any such series of debt securities.

     We may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own debt securities.

GOVERNING LAW

     The Indenture provides that it and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

                               CASH DISTRIBUTIONS

GENERAL

     We hold all of our assets and conduct all of our operations through our subsidiaries. Our subsidiaries will generate all of our Cash from Operations. The distribution of that cash from our subsidiaries to us is expected to be our principal source of Available Cash, as described below, from which we will make distributions. Available Cash means generally, with respect to any calendar quarter, the sum of all of our cash receipts plus net reductions to cash reserves less the sum of all of our cash disbursements and net additions to cash reserves. Cash from Operations, which is determined on a cumulative basis, generally means all cash generated by our operations, after deducting related cash expenditures, reserves and other items specified in our partnership agreement. It also includes the $20 million cash balance we had on the date of our initial public offering in 1990. The full definitions of Available Cash and Cash from Operations are set forth in "-- Defined Terms."

     Our subsidiary partnerships must, under their partnership agreements, distribute 100% of their available cash. Available cash is defined in the subsidiary partnership agreements in substantially the same manner as it is in our partnership agreement. Our limited liability company subsidiaries have adopted a dividend policy under which all available cash is to be distributed. Accordingly, the following paragraphs describing distributions to unitholders and the general partner, and the percentage interests in our distributions, are stated on the basis of cash available for distribution by us and our subsidiaries on a combined basis.

     We will make distributions to unitholders and the general partner with respect to each calendar quarter in an amount equal to 100% of our Available Cash for the quarter, except in connection with our dissolution and liquidation. Distributions of our Available Cash will be made 98% to unitholders and 2% to the general partner, subject to the payment of incentive distributions to the general partner, if specified target levels of cash distributions to the unitholders are achieved. The general partner's incentive distributions are described below under "-- Quarterly Distributions of Available
Cash -- Distributions of Cash from Operations."

     The following table sets forth the amount of distributions of Available Cash constituting Cash from Operations effected with respect to the units for the quarters in the periods shown.

                                                                                AMOUNT
RECORD DATE                                        PAYMENT DATE                PER UNIT
-----------                                        ------------                --------
October 30, 1998                       November 6, 1998                         $0.450
January 29, 1999                       February 5, 1999                          0.450
April 30, 1999                         May 7, 1999                               0.450
July 30, 1999                          August 6, 1999                            0.475
October 29, 1999                       November 5, 1999                          0.475
January 31, 2000                       February 4, 2000                          0.475
April 28, 2000                         May 5, 2000                               0.500
July 31, 2000                          August 4, 2000                            0.500
October 31, 2000                       November 3, 2000                          0.525
January 31, 2001                       February 2, 2001                          0.525
April 30, 2001                         May 4, 2001                               0.525
July 31, 2001                          August 6, 2001                            0.525*

---------------

* Declared

     Cash distributions are characterized as either distributions of Cash from Operations or Cash from Interim Capital Transactions. This distinction is important because it affects the amount of cash that is distributed to the unitholders relative to the general partner. See "-- Quarterly Distributions of Available

Cash -- Distributions of Cash from Operations" and "-- Quarterly Distributions of Available Cash -- Distributions of Cash from Interim Capital Transactions" below. We will ordinarily generate Cash from Interim Capital Transactions by (1) borrowings and sales of debt securities other than for working capital purposes,
(2) sales of equity interests and (3) sales or other dispositions of our assets.

     All Available Cash that we distribute on any date from any source will be treated as if it were a distribution of Cash from Operations until the sum of all Available Cash distributed as Cash from Operations to the unitholders and to the general partner equals the aggregate amount of all Cash from Operations that we generated since we commenced operations through the end of the prior calendar quarter.

     Any remaining Available Cash distributed on that date will be treated as if it were a distribution of Cash from Interim Capital Transactions, except as otherwise set forth below under the caption "-- Quarterly Distributions of Available Cash -- Distributions of Cash from Interim Capital Transactions."

     A more complete description of how we will distribute cash before we commence to dissolve or liquidate is set forth below under "-- Quarterly Distributions of Available Cash." Distributions of cash in connection with our dissolution and liquidation will be made as described below under "-- Distributions of Cash Upon Liquidation."

QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH

DISTRIBUTIONS OF CASH FROM OPERATIONS

     Our distributions of Available Cash that constitutes Cash from Operations in respect of any calendar quarter will be made in the following priorities:

          first, 98% to all unitholders pro rata and 2% to the general partner until all unitholders have received distributions of $0.275 per unit for such calendar quarter (the "First Target Distribution");

          second, 85% to all unitholders pro rata and 15% to the general partner until all unitholders have received distributions of $0.325 per unit for such calendar quarter (the "Second Target Distribution");

          third, 75% to all unitholders pro rata and 25% to the general partner until all unitholders have received distributions of $0.450 per unit for such calendar quarter (the "Third Target Distribution" and, together with the First Target Distribution and Second Target Distribution, the "Target Distributions"); and

          thereafter, 50% to all unitholders pro rata and 50% to the general partner.

     The following table illustrates the percentage allocation of distributions of Available Cash that constitute Cash from Operations among the unitholders and the general partner up to the various target distribution levels.

                                                                 MARGINAL PERCENTAGE
                                                              INTEREST IN DISTRIBUTIONS
                                                              -------------------------
                                                                               GENERAL
QUARTERLY AMOUNT:                                             UNITHOLDERS      PARTNER
-----------------                                             ------------     --------
up to $0.275................................................      98%             2%
$0.276 to $0.325............................................      85%            15%
$0.326 to $0.450............................................      75%            25%
Thereafter..................................................      50%            50%

     The Target Distributions are each subject to adjustment as described below under "-- Adjustment of the Target Distributions."

DISTRIBUTIONS OF CASH FROM INTERIM CAPITAL TRANSACTIONS

     Distributions of Available Cash that constitutes Cash from Interim Capital Transactions will be distributed 99% to all unitholders pro rata and 1% to the general partner until a hypothetical holder of a unit acquired in our initial public offering has received, with respect to that unit, distributions of Available Cash constituting Cash from Interim Capital Transactions in an amount per unit equal to $20.00. Thereafter, all Available Cash will be distributed as if it were Cash from Operations. We have not distributed any Available Cash that constitutes Cash from Interim Capital Transactions.

ADJUSTMENT OF THE TARGET DISTRIBUTIONS

     The Target Distributions will be proportionately adjusted in the event of any combination or subdivision of units. In addition, if a distribution is made of Available Cash constituting Cash from Interim Capital Transactions, the Target Distributions will also be adjusted proportionately downward to equal the product resulting from multiplying each of them by a fraction, of which the numerator shall be the Unrecovered Capital immediately after giving effect to such distribution and the denominator shall be the Unrecovered Capital immediately before such distribution. For these purposes, "Unrecovered Capital" means, at any time, an amount equal to the excess of (1) $10.00 over (2) the sum of all distributions theretofore made in respect of a hypothetical unit offered in our initial public offering out of Available Cash constituting Cash from Interim Capital Transactions and all distributions in connection with our liquidation.

     The Target Distributions also may be adjusted if legislation is enacted that causes us to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes. In that event, the Target Distributions for each quarter thereafter would be reduced to an amount equal to the product of each of the Target Distributions multiplied by 1 minus the sum of

          (1) the maximum marginal federal corporate income tax rate, plus

          (2) any increase that results from such legislation in the effective overall state and local income tax rate applicable to us for the taxable year in which such quarter occurs after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes.

DISTRIBUTIONS OF CASH UPON LIQUIDATION

     We will dissolve on December 31, 2084, unless we are dissolved at an earlier date pursuant to the terms of our partnership agreement. The proceeds of our liquidation shall be applied first in accordance with the provisions of our partnership agreement and applicable law to pay our creditors in the order of priority provided by law. Thereafter, any remaining proceeds will be distributed to unitholders and the general partner as set forth below. Upon our liquidation, unitholders are entitled to share with the general partner in the remainder of our assets. Their sharing will be in proportion to their capital account balances, after giving effect to the following allocations of any gain or loss realized from sales or other dispositions of assets following commencement of our liquidation. Gain or loss will include any unrealized gain or loss attributable to assets distributed in kind. Any such gain will be allocated as follows:

          first, to each partner having a deficit balance in his capital account in the proportion that the deficit balance bears to the total deficit balances in the capital accounts of all partners until each partner has been allocated gain equal to that deficit balance;

          second, 100% to the partners in accordance with their percentage interests until the capital account in respect of each unit then outstanding is equal to the Unrecovered Capital attributable to that unit.

          third, 100% to the partners in accordance with their percentage interests until the per-unit capital account in respect of each unit is equal to the sum of

        - the Unrecovered Capital attributable to that unit, plus

        - any cumulative arrearages in the payment of the Minimum Quarterly Distribution in respect of that unit for any quarter after December 31, 1994;

          fourth, 85% to all unitholders pro rata and 15% to the general partner until the capital account of each outstanding unit is equal to the sum of

        - the Unrecovered Capital with respect to that unit, plus

        - any cumulative arrearages in the payment of the Minimum Quarterly Distribution in respect of that unit for any quarter after December 31, 1994, plus

        - the excess of

              (a) the First Target Distribution over the Minimum Quarterly Distribution for each quarter of our existence, less

              (b) the amount of any distributions of Cash from Operations in excess of the Minimum Quarterly Distribution which were distributed 85% to the unitholders pro rata and 15% to the general partner for each quarter of our existence ((a) less (b) being the "Target Amount");

          fifth, 75% to all unitholders pro rata and 25% to the general partner, until the capital account of each outstanding unit is equal to the sum of

        - the Unrecovered Capital with respect to that unit, plus

        - the Target Amount, plus

        - the excess of

              (a) the Second Target Distribution over the First Target Distribution for each quarter of our existence, less

              (b) the amount of any distributions of Cash from Operations in excess of the First Target Distribution which were distributed 75% to the unitholders pro rata and 25% to the general partner for each quarter of our existence ((a) less (b) being the "Second Target Amount");

          thereafter, any then-remaining gain would be allocated 50% to all unitholders pro rata and 50% to the general partner.

     For these purposes, "Unrecovered Capital" means, at any time with respect to any units,

     - $10, less

     - the sum of

         (a) any distributions of Available Cash constituting Cash from Interim Capital Transactions, and

         (b) any distributions of cash and the fair value of any assets distributed in kind in connection with our dissolution and liquidation theretofore made in respect of a unit that was sold in the initial offering of the units.

     Any loss realized from sales or other dispositions of assets following commencement of our dissolution and liquidation, including any unrealized gain or loss attributable to assets distributed in kind, will be allocated to the general partner and the unitholders: first, in proportion to the positive balances in the partners' capital accounts until all balances are reduced to zero; and second, to the general partner.

DEFINED TERMS

     "Available Cash" means, with respect to any calendar quarter, the sum of:

     - all our cash receipts during that quarter from all sources, including distributions of cash received from subsidiaries, plus

     - any reduction in reserves established in prior quarters,

     - less the sum of

     - all our cash disbursements during that quarter, including, disbursements for taxes on us as an entity, debt service and capital expenditures,

     - any reserves established in that quarter in such amounts as the general partner shall determine to be necessary or appropriate in its reasonable discretion

      - to provide for the proper conduct of our business, including reserves for future rate refunds or capital expenditures, or

      - to provide funds for distributions with respect to any of the next four calendar quarters, and

     - any other reserves established in that quarter in such amounts as the general partner determines in its reasonable discretion to be necessary because the distribution of such amounts would be prohibited by applicable law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which we are a party or by which we are bound or our assets are subject.

     Taxes that we pay on behalf of, or amounts withheld with respect to, less than all of the unitholders shall not be considered cash disbursements by us that reduce "Available Cash" but will be deemed a distribution of Available Cash to those partners. Alternatively, in the discretion of our general partner, those taxes that pertain to all partners may be considered to be cash disbursements which reduce Available Cash and which will not be deemed to be a distribution of Available Cash to the partners. Notwithstanding the foregoing, "Available Cash" will not include any cash receipts or reductions in reserves or take into account any disbursements made or reserves established after commencement of our dissolution and liquidation.

     "Cash from Interim Capital Transactions" means all cash distributed other than Cash from Operations.

     "Cash from Operations" means, at any date but before the commencement of our dissolution and liquidation, on a cumulative basis,

     - $20 million plus

     - all our cash receipts during the period since the commencement of our operations through that date, excluding any cash proceeds from any Interim Capital Transactions or Termination Capital Transactions,

     less the sum of

          (a) all our cash operating expenditures during that period including, without limitation, taxes imposed on us as an entity,

          (b) all our cash debt service payments during that period other than

           - payments or prepayments of principal and premium required by reason of loan agreements or by lenders in connection with sales or other dispositions of assets all cash distributed other than Cash from Operations, and

           - payments or prepayments of principal and premium made in connection with refinancings or refundings of indebtedness, provided that any payment or prepayment or principal, whether or not then due, shall be determined at the election and in the discretion of the general partner, to be refunded or refinanced by any indebtedness incurred or to be incurred by us simultaneously with or within 180 days before or after that payment or prepayment to the extent of the principal amount of such indebtedness so incurred,

          (c) all our cash capital expenditures during that period other than

           - cash capital expenditures made to increase the throughput or deliverable capacity or terminaling capacity of our assets, taken as a whole, from the throughput or deliverable capacity or terminaling capacity existing immediately before those capital expenditures and

           - cash expenditures made in payment of transaction expenses relating to Interim Capital Transactions,

          (d) an amount equal to the incremental revenues collected pursuant to a rate increase that are subject to possible refund,

          (e) any reserves outstanding as of that date that the general partner determines in its reasonable discretion to be necessary or appropriate to provide for the future cash payment of items of the type referred to in (a) through (c) above, and

          (f) any reserves that the general partner determines to be necessary or appropriate in its reasonable discretion to provide funds for distributions with respect to any one or more of the next four calendar quarters, all as determined on a consolidated basis and after elimination of intercompany items and the general partner's interest in our subsidiaries.

     "Interim Capital Transactions" means our

     - borrowings and sales of debt securities other than for working capital purposes and other than for items purchased on open account in the ordinary course of business,

     - sales of partnership interests, and

     - sales or other voluntary or involuntary dispositions of any assets other than

      - sales or other dispositions of inventory in the ordinary course of business,

      - sales or other dispositions of other current assets including receivables and accounts or

      - sales or other dispositions of assets as a part of normal retirements or replacements,

     in each case before the commencement of our dissolution and liquidation.

                               TAX CONSIDERATIONS

     This section is a summary of all the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, expresses the opinion of Vinson & Elkins L.L.P., special counsel to the general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to TEPPCO Partners, L.P. and our operating partnerships.

     No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we recommend that each prospective unitholder consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of limited partnership units.

     All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of counsel and are based on the accuracy of the representations made by us.

     No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the limited partnership units and the prices at which limited partnership units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

     For the reasons described below, counsel has not rendered an opinion with respect to the following specific federal income tax issues:

          (1) the treatment of a unitholder whose limited partnership units are loaned to a short seller to cover a short sale of limited partnership units (please read "-- Tax Consequences of Unit Ownership -- Treatment of Short Sales");

          (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read
     "-- Disposition of Limited Partnership Units -- Allocations Between Transferors and Transferees"); and

          (3) whether our method for depreciating Section 743 adjustments is sustainable (please read "-- Tax Consequences of Unit Ownership -- Section 754 Election").

PARTNERSHIP STATUS

     A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner generally are not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest.

     No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of our operating subsidiaries as partnerships for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of counsel that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we and our operating subsidiaries will be classified as partnerships for federal income tax purposes.

     Treasury Regulations pertaining to the classification of entities such as us as partnerships or corporations for federal income tax purposes were significantly revised effective January 1, 1997. Pursuant to these revised Treasury Regulations, known as the "check-the-box" regulations, entities organized as limited partnerships under domestic partnership statutes are treated as partnerships for federal income tax purposes unless they elect to be treated as corporations. Domestic limited partnerships in existence prior to 1997 and classified as partnerships as of December 31, 1996, under the prior Treasury Regulations would continue to be classified as partnerships after 1996 unless they formally elected another form of classification under the "check the box" regulations. Neither we nor our operating partnerships have filed an election to be treated as a corporation under the "check-the-box" regulations, and counsel has rendered its opinion that we and our operating partnerships were treated as partnerships on December 31, 1996, under the prior Treasury Regulations and continue to be so treated.

     Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "qualifying income exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation and marketing of any mineral or natural resource. Other types of qualifying income include interest other than from a financial business, dividends, gains from the sale of real property and gains from the sale or other disposition of assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than five percent of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, counsel is of the opinion that at least 90% of our current gross income constitutes qualifying income.

     In rendering its opinion that we and our operating partnerships were treated as partnerships for federal income tax purposes as of December 31, 1996, our tax counsel has relied on the following factual representations that the general partner made about us and our operating partnerships with respect to periods prior to 1997:

     - As to us and each of our operating partnerships, the general partner at all times while acting as general partner had a net worth of at least $5.0 million computed by excluding any net worth attributable to its interest in, and accounts and notes receivable from, or payable to, us or any limited partnership in which it is a general partner.

     - Each such partnership operated and will continue to operate in accordance with applicable state partnership statutes, the partnership agreements and the statements and representations made in this prospectus.

     - Except as otherwise required by Section 704(c) of the Internal Revenue Code, the general partner of each partnership had at least a 1% interest in each material item of income, gain, loss, deduction and credit of its respective partnership.

     - For each taxable year, more than 90% our gross income was from sources that, in our counsel's opinion, generated "qualifying income" within the meaning of Section 7704 of the Internal Revenue Code.

     - Our general partner and the general partner of each of our operating partnerships acted independently of the limited partners of such partnerships.

     In rendering its opinion that we and our operating partnerships have been and will continue to be treated as partnerships for federal income tax purposes after 1996, our tax counsel has relied on the following factual representations that the general partner made about us and our operating partnerships with respect to periods after 1996:

     - Neither we nor our operating subsidiaries will elect to be treated as a corporation; and

     - For each taxable year, more than 90% of our gross income will be income from sources that, in our counsel's opinion, generate "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

     If we fail to meet the qualifying income exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the qualifying income exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

     If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the qualifying income exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his limited partnership units, or taxable capital gain, after the unitholder's tax basis in his limited partnership units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

     The discussion below is based on the conclusion that we will be classified as a partnership for federal income tax purposes.

LIMITED PARTNER STATUS

     Unitholders who have become limited partners of TEPPCO Partners will be treated as partners of TEPPCO Partners for federal income tax purposes. Also:

          (a) assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

          (b) unitholders whose limited partnership units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their limited partnership units, will be treated as partners of TEPPCO Partners for federal income tax purposes. As there is no direct authority addressing assignees of limited partnership units who are entitled to execute and deliver transfer applications and become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, counsel's opinion does not extend to these persons. Furthermore, a purchaser or other transferee of limited partnership units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of limited partnership units unless the limited partnership units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those limited partnership units.

     A beneficial owner of limited partnership units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "-- Tax Consequences of Unit Ownership -- Treatment of Short Sales."

     Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as partners in TEPPCO Partners for federal income tax purposes.

TAX CONSEQUENCES OF UNIT OWNERSHIP

     Flow-through of Taxable Income. We do not pay any federal income tax. Instead, each unitholder is required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year.

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     Treatment of Distributions.  Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his limited partnership units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the limited partnership units, taxable in accordance with the rules described under "-- Disposition of Limited Partnership Units" below. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "-- Limitations on Deductibility of Losses."

     Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. A decrease in a unitholder's percentage interest in us because of our issuance of additional limited partnership units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his limited partnership units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in the Internal Revenue Code, and collectively, "Section 751 assets." To that extent, he will be treated as having been distributed his proportionate share of the Section 751 assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over
(2) the unitholder's tax basis for the share of Section 751 assets deemed relinquished in the exchange.

     Basis of Limited Partnership Units. A unitholder's initial tax basis for his limited partnership units will be the amount he paid for the limited partnership units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A limited partner will have no share of our debt which is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "-- Disposition of Limited Partnership Units -- Recognition of Gain or Loss."

     Limitations on Deductibility of Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

     In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

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     The passive loss limitations generally provide that individuals, estates, trusts and some closely held corporations and personal service corporations can deduct losses from passive activities, which are generally activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

     A unitholder's share of our net income may be offset by any suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

     Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income for purposes of the limitations on the deductibility of investment interest. In addition, the unitholder's share of our portfolio income will be treated as investment income. Investment interest expense includes:

     - interest on indebtedness properly allocable to property held for investment;

     - our interest expense attributed to portfolio income; and

     - the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

     The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit.

     Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

     Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

     Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in us. If we have a net loss for the entire year, that loss will be allocated first to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to the general partner.

     Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by the general partner and its
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affiliates, referred to in this discussion as "contributed property." The effect of these allocations to a unitholder purchasing limited partnership units offered by this prospectus will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of the offering. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

     An allocation of items of our income, gain, loss or deduction, other than an allocation required by Section 704(c) of the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of contributed property, and "tax" capital account, credited with the tax basis of contributed property, referred to in this discussion as the "book-tax disparity", generally will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including his relative contributions to us, the interests of all the partners in profits and losses, the interest of all the partners in cash flow and other nonliquidating distributions and rights of all the partners to distributions of capital upon liquidation.

     Under our method of making Section 704(c) allocations, unitholders cannot be allocated more depreciation, gain or loss than the total amount of any such item recognized by us in a particular taxable period (the "ceiling limitation"). To the extent the ceiling limitation is or becomes applicable, our partnership agreement will require that items of income and deduction be allocated in a way designed to effectively "cure" this problem and eliminate the impact of the ceiling limitation. Treasury Regulations under Section 704(c) of the Internal Revenue Code permit a partnership to make reasonable curative allocations to reduce or eliminate disparities between the tax basis and value attributable to property contributed to us.

     Counsel is of the opinion that, with the exception of the issues described in "-- Tax Consequences of Unit Ownership -- Section 754 Election" and
"-- Disposition of Limited Partnership Units -- Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

     Treatment of Short Sales. A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

     - any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

     - any cash distributions received by the unitholder as to those units would be fully taxable; and

     - all of these distributions would appear to be ordinary income.

     Counsel has not rendered an opinion regarding the treatment of a unitholder where limited partnership units are loaned to a short seller to cover a short sale of limited partnership units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "-- Disposition of Limited Partnership Units -- Recognition of Gain or Loss."

     Alternative Minimum Tax. Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The

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

current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders should consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

     Tax Rates. In general the highest effective United States federal income tax rate for individuals for 2001 is 39.6% and the maximum United States federal income tax rate for net capital gains of an individual for 2001 is 20% if the asset disposed of was held for more than one year at the time of disposition.

     Section 754 Election. We and our operating partnerships have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a limited partnership unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases limited partnership units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other partners. For purposes of this discussion, a partner's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

     Treasury Regulations under Sections 743 and 197 of the Internal Revenue Code generally require, unless the remedial allocation method is adopted, the
Section 743(b) adjustment attributable to recovery property to be depreciated as if the total amount of such adjustment were attributable to newly-purchased recovery property placed in service when the unit transfer occurs. The remedial allocation method can be adopted only with respect to property contributed to a partnership on or after December 21, 1993, and a significant part of our assets were acquired by contribution to us before that date. Under Treasury Regulation
Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost-recovery deductions under Section 168 generally is required to be depreciated using either the straight-line method or the 150 percent declining-balance method. We utilize the 150 percent declining method on such property. The depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment, therefore, may differ from the methods and useful lives generally used to depreciate the common basis in such properties. This difference could adversely affect the continued uniformity of the tax characteristics of our units. To avoid such a lack of uniformity, the general partner has adopted an accounting convention under Section 743(b) to preserve the uniformity of units despite its inconsistency with these Treasury Regulations. Please read "-- Tax Treatment of Operations -- Uniformity of Units."

     Although counsel is unable to opine as to the validity of such an approach because there is no clear authority on this issue, we depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed recovery property, to the extent of any unamortized book-tax disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of such property, despite its inconsistency with the Treasury Regulations described above. To the extent a Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized book-tax disparity, we will apply the rules described in the Treasury Regulations. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a
Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "-- Tax Treatment of Operations -- Uniformity of Units."

     A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a

                                        33
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Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election.

     The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

TREATMENT OF OPERATIONS

     Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read "-- Disposition of Limited Partnership Units -- Allocations Between Transferors and Transferees."

     Initial Tax Basis, Depreciation and Amortization. The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to this offering will be borne by the general partner and its affiliates. Please read "-- Allocation of Income, Gain, Loss and Deduction."

     To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We are not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

     If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all, of those deductions as ordinary income upon a sale of his interest in us. Please read "-- Tax Consequences of Unit Ownership -- Allocation of Income, Gain, Loss and Deduction" and "-- Disposition of Limited Partnership Units -- Recognition of Gain or Loss."

     The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as a syndication cost.

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

     Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

DISPOSITION OF LIMITED PARTNERSHIP UNITS

     Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

     Prior distributions from us in excess of cumulative net taxable income for a limited partnership unit that decreased a unitholder's tax basis in that limited partnership unit will, in effect, become taxable income if the limited partnership unit is sold at a price greater than the unitholder's tax basis in that limited partnership unit, even if the price received is less than his original cost.

     Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 20%. A portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

     The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Although the ruling is unclear as to how the holding period of these interests is determined once they are combined, recently finalized regulations allow a selling unitholder who can identify limited partnership units transferred with an ascertainable holding period to elect to use the actual holding period of the limited partnership units transferred. Thus, according to the ruling, a limited partnership unitholder will be unable to select high or low basis limited partnership units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific limited partnership units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of limited partnership units transferred must consistently use that identification method for all subsequent sales or exchanges of limited partnership units. A unitholder considering the purchase of additional units or a sale of limited partnership units purchased in separate transactions should consult his tax advisor as to the possible consequences of this ruling and application of the final regulations.

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

     Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

     - a short sale;

     - an offsetting notional principal contract; or

     - a futures or forward contract with respect to the partnership interest or substantially identical property.

     Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

     Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

     The use of this method may not be permitted under existing Treasury Regulations. Accordingly, counsel is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders to conform to a method permitted under future Treasury Regulations.

     A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

     Notification Requirements. A unitholder who sells or exchanges units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that describe the amount of the consideration received for the unit that is allocated to our goodwill or going concern value. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

     Constructive Termination. We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

UNIFORMITY OF UNITS

     Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from the application of Treasury Regulations under Sections 167, 197 and 743 to our Section 743(b) adjustments or the determination that our Section 704(c) curative allocations to prevent the application of "ceiling" limitations on our ability to make allocations to eliminate book-tax disparities are unreasonable.

     We depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed recovery property, to the extent of any unamortized book-tax disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of such property, despite its inconsistency with Treasury Regulations. To the extent a Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized book-tax disparity, we will apply the rules described in the Treasury Regulations. Please read "-- Tax Consequences of Unit Ownership -- Section 754 Election." If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "-- Disposition of Limited Partnership
Units -- Recognition of Gain or Loss."

     In the event our method of making Section 704(c) allocations is disallowed, some or all of the adverse consequences described in the preceding paragraph could result. See "-- Allocation of Partnership Income, Gain, Loss and Deduction."

TAX-EXEMPT ORGANIZATIONS AND OTHER INVESTORS

     Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

     Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

     A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or specified related sources. It is not anticipated that any significant amount of our gross income will include that type of income.

     Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. And, under rules applicable to publicly traded partnerships, we will withhold tax (currently at the rate of 39.6%) from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 or applicable substitute form in order to obtain credit for these withholding taxes.

     In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

     Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

ADMINISTRATIVE MATTERS

     Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 75 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, regulations or administrative interpretations of the IRS. Neither we nor counsel can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

     The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

     Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The partnership agreement names the general partner as our Tax Matters Partner.

     The Tax Matters Partner is entitled to make elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

     A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

     Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

          (a) the name, address and taxpayer identification number of the beneficial owner and the nominee;

          (b) whether the beneficial owner is

             (1) a person that is not a United States person,

             (2) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

             (3) a tax-exempt entity;

          (c) the amount and description of units held, acquired or transferred for the beneficial owner; and

          (d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

     Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

     Registration as a Tax Shelter. The Internal Revenue Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Internal Revenue Code are extremely broad. It is arguable that we are not subject to the registration requirement on the basis that we will not constitute a tax shelter. However, the general partner, as our principal organizer, has registered us as a tax shelter with the Secretary of Treasury because of the absence of assurance that we will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken.

     The IRS has issued to us the following tax-shelter registration number:
90036000017. A unitholder who sells or otherwise transfers a unit in a later transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a unit to furnish the registration number to the transferee is $100 for each failure. In addition, the unitholders must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit we generate is claimed or on which any of our income is included. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed are not deductible for federal income tax purposes.

ISSUANCE OF THIS REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN US OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS.

     Accuracy-related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

     A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

          (1) for which there is, or was, "substantial authority," or

          (2) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

     More stringent rules apply to "tax shelters," a term that in this context does not appear to include us. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

     A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

STATE, LOCAL AND OTHER TAX CONSIDERATIONS

     In addition to federal income taxes, you will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. You will be required to file state income tax returns and to pay state income taxes in some or all of the states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "-- Tax Consequences of Unit Ownership -- Entity-Level Collections." We may also own property or do business in other states in the future.

     It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in us. Accordingly, each prospective unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as United States federal tax returns, that may be required of him. Counsel has not rendered an opinion on the state or local tax consequences of an investment in us.

TAX CONSEQUENCES OF OWNERSHIP OF DEBT SECURITIES

     A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth in the prospectus supplement relating to the offering of debt securities.

                   INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS

     An investment in us by an employee benefit plan is subject to certain additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and restrictions imposed by Section 4975 of the Internal Revenue Code. As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to (a) whether such investment is prudent under
Section 404(a)(1)(B) of ERISA; (b) whether in making such investment, such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA; and (c) whether such investment will result in recognition of unrelated business taxable income by such plan and, if so, the potential after-tax investment return. Please read "Tax Considerations -- Tax-Exempt Organizations and Other Investors." The person with investment discretion with respect to the assets of an employee benefit plan (a "fiduciary") should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for such plan.

     Section 406 of ERISA and Section 4975 of the Internal Revenue Code (which also applies to IRAs that are not considered part of an employee benefit plan) prohibit an employee benefit plan from engaging in certain transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan.

     In addition to considering whether the purchase of limited partnership units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that the General Partner also would be a fiduciary of such plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

     The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under certain circumstances. Pursuant to these regulations, an entity's assets would not be considered to be "plan assets" if, among other things, (a) the equity interest acquired by employee benefit plans are publicly offered securities -- i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered pursuant to certain provisions of the federal securities laws, (b) the entity is an "Operating Partnership'-- i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries, or (c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest (disregarding certain interests held by the General Partner, its affiliates, and certain other persons) is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA (such as governmental plans). Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above and may also satisfy the requirements in (c).

     Plan fiduciaries contemplating a purchase of limited partnership units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

                              PLAN OF DISTRIBUTION

     We may sell the securities being offered hereby:

     - directly to purchasers,

     - through agents,

     - through underwriters, and

     - through dealers.

     We, or agents designated by us, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended. We will name the agents involved in the offer or sale of the securities and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act of 1933, as amended. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

     If any underwriters are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. The names of these underwriters and the terms of the transaction will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by us against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

     If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Dealers may be entitled to indemnification by us against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business.

     The place and time of delivery for the securities in respect of which this prospectus is delivered are set forth in the accompanying prospectus supplement.

                                     LEGAL

     Certain legal matters in connection with the securities will be passed upon by Vinson & Elkins L.L.P., Houston, Texas, as our counsel. Any underwriter will be advised about other issues relating to any offering by their own legal counsel.

                                    EXPERTS

     The consolidated financial statements of TEPPCO Partners, L.P. and subsidiaries as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000, incorporated by reference herein (included in TEPPCO Partners, L.P.'s Annual Report on Form 10-K for the year ended December 31, 2000 and as amended and included in TEPPCO Partners, L.P.'s Current Report on Form 8-K filed on July 27, 2001), the consolidated financial statements of TE Products Pipeline Company, Limited Partnership and subsidiaries as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000, and the consolidated balance sheet of Texas Eastern Products Pipeline Company, LLC and subsidiary as of December 31, 2000, included herein, have been incorporated by reference and included herein, respectively, in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference and included herein, and upon the authority of said firm as experts in accounting and auditing.

     The combined financial statements of ARCO Pipe Line Company's APL Business (as defined in the Amended and Restated Purchase Agreement with Texas Eastern Products Pipeline Company, LLC) at December 31, 1999 and 1998 and for the years then ended incorporated in this prospectus by reference to the audited historical financial statements included on pages 4 through 17 of TEPPCO Partners, L.P's Report 8-K/A filed October 3, 2000 and the financial statements of Seaway Crude Pipeline Company at December 31, 1999 and 1998 and for the years then ended incorporated in this prospectus by reference to the audited historical financial statements included on pages 18 through 29 of TEPPCO Partners, L.P's Report 8-K/A filed October 3, 2000 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

Independent Auditors' Report................................  F-2
Consolidated Balance Sheets.................................  F-3
Notes to Consolidated Balance Sheets........................  F-4

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Texas Eastern Products Pipeline Company, LLC:

     We have audited the accompanying consolidated balance sheet of Texas Eastern Products Pipeline Company, LLC and subsidiary as of December 31, 2000 (see Note 1 of the Notes to the Consolidated Balance Sheets). This consolidated financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated financial statement based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

     In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of Texas Eastern Products Pipeline Company, LLC and subsidiary as of December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

                                                     /s/ KPMG LLP

Houston, Texas
June 1, 2001

                  TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC
                                 AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                               MARCH 31,    DECEMBER 31,
                                                                 2001           2000
                                                              -----------   ------------
                                                              (UNAUDITED)
                                                                    (IN THOUSANDS)
                                         ASSETS

Current Assets:
  Accounts receivable, TE Products Pipeline Company, Limited
     Partnership............................................    $  6,393      $  5,053
  Accounts receivable, TCTM, L.P............................          --         1,584
                                                                --------      --------
          Total current assets..............................       6,393         6,637
Advances to related parties.................................       4,486           387
Investment in TE Products Pipeline Company, Limited
  Partnership...............................................       2,402         2,383
Investment in TEPPCO Partners, L.P..........................       2,749         1,823
Investment in TCTM, L.P.....................................       2,481         1,913
                                                                --------      --------
          Total assets......................................    $ 18,511      $ 13,143
                                                                ========      ========

                            LIABILITIES AND MEMBER'S EQUITY
Current liabilities -- accrued income taxes.................    $    477      $    382
Deferred income taxes.......................................       1,318           979
Member's equity:
  Member's equity...........................................      26,716        21,782
  Note receivable, Duke Energy Field Services, LP...........     (10,000)      (10,000)
                                                                --------      --------
          Total member's equity.............................      16,716        11,782
                                                                --------      --------
          Total liabilities and member's equity.............    $ 18,511      $ 13,143
                                                                ========      ========

             See accompanying Notes to Consolidated Balance Sheets

                  TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC
                                 AND SUBSIDIARY

                      NOTES TO CONSOLIDATED BALANCE SHEETS
                   INFORMATION AT MARCH 31, 2001 IS UNAUDITED

(1) BASIS OF PRESENTATION

     The accompanying consolidated balance sheets include the accounts of Texas Eastern Products Pipeline Company, LLC and its wholly-owned subsidiary TEPPCO Investments, LLC (collectively, the Company). On March 31, 2000, Texas Eastern Products Pipeline Company and TEPPCO Investments, Inc. were converted to limited liability companies, with a resulting name change for both companies to Texas Eastern Products Pipeline Company, LLC and TEPPCO Investments, LLC, respectively. Additionally on March 31, 2000, Texas Eastern Products Pipeline Company, LLC (the LLC) distributed its ownership of a wholly-owned subsidiary, TEPPCO Holdings, Inc. to Duke Energy Corporation (Duke Energy), the Company's ultimate parent. The LLC also distributed to, and Duke Energy assumed, all assets and liabilities of the LLC, except those relating to the performance of its duties as general partner of the Partnership (see below) and $10 million of the demand note receivable due from Duke Energy Field Services, LP (DEFS), a joint venture formed between Duke Energy and Phillips Petroleum Corporation. Also on March 31, 2000, Duke Energy indirectly contributed its remaining investment in the LLC to DEFS.

     The Company is the general partner of TEPPCO Partners, L.P., TE Products Pipeline Company, Limited Partnership and TCTM, L.P. (collectively, the Partnership). The Company, as general partner, performs all management and operating functions required for the Partnership pursuant to the Agreements of Limited Partnership of TEPPCO Partners, L.P., TE Products Pipeline Company, Limited Partnership and TCTM, L.P. (collectively, the Partnership Agreements). The general partner is reimbursed by the Partnership for all reasonable direct and indirect expenses incurred in managing the Partnership.

     These consolidated balance sheets should be read in conjunction with the consolidated financial statements and notes thereto presented in the TEPPCO Partners, L.P. Annual Report on Form 10-K for the year ended December 31, 2000.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated balance sheets include the accounts of the Company. Significant intercompany items have been eliminated in consolidation. The Company's investments in the Partnership are accounted for using the equity method.

CASH AND CASH EQUIVALENTS

     Cash equivalents are defined as all highly marketable securities with a maturity of three months or less when purchased. The Company generally does not maintain cash balances. Cash transactions are generally settled through intercompany accounts.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Accounts receivable and accounts payable approximate fair value due to the short-term maturity of these financial instruments. The fair value of the Company's note receivable is more fully described in note 4, Note Receivable.

USE OF ESTIMATES

     The preparation of the consolidated balance sheets in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that

                  TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC
                                 AND SUBSIDIARY

                      NOTES TO CONSOLIDATED BALANCE SHEETS

affect certain reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

INCOME TAXES

     As discussed in note 1, Basis of Presentation, on March 31, 2000, Texas Eastern Products Pipeline Company and TEPPCO Investments, Inc. were converted to limited liability companies, and the Company's ownership of TEPPCO Holdings, Inc. was distributed to Duke Energy. As such, the Company became a nontaxable entity for federal income tax purposes as of March 31, 2000, but remains a taxable entity for state income taxes.

     Prior to March 31, 2000, the Company followed the asset and liability method of accounting for federal income tax. Under this method, deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. These deferred income taxes are measured by applying enacted tax laws and statutory tax rates applicable to the period in which the differences are expected to affect taxable income. Also prior to March 31, 2000, under an agreement with Duke Energy, the Company computed federal taxes as if it was filing a separate consolidated tax return and paid such tax, if any, to Duke Energy in lieu of federal taxes otherwise payable to the government. The Company continues to follow the asset and liability method of accounting for state income taxes.

INTERIM FINANCIAL STATEMENT

     The accompanying interim unaudited consolidated balance sheet reflects all adjustments which are, in the opinion of management, of a normal and recurring nature and necessary for a fair statement of financial position of the Company as of March 31, 2001.

(3) RELATED-PARTY TRANSACTIONS

     Pursuant to the Partnership Agreements, the Company is entitled to reimbursement of all direct and indirect expenses related to business activities of the Partnership (see note 1). Accounts receivable, TE Products Pipeline Company, Limited Partnership and accounts receivable, TCTM, L.P. on the consolidated balance sheets represent unpaid amounts charged to the Partnership for these costs. Advances to related parties on the consolidated balance sheets primarily represent advances made to DEFS.

(4) NOTE RECEIVABLE

     As of March 31, 2001 and December 31, 2000, the Company held a $10 million demand note receivable due from DEFS. Interest is payable quarterly. The rate on the note fluctuates quarterly based on the one-month LIBOR rate, plus 50 basis points, as of the last day of the preceding calendar quarter. Under the terms of the note, DEFS may prepay the note, in whole or in part, without premium or penalty. The Company believes that the amount included in the consolidated balance sheets for the note receivable materially represents fair value at March 31, 2001 and December 31, 2000, as the underlying interest rate is based on market rates. The note receivable due from DEFS is classified as contra-equity on the consolidated balance sheet as of March 31, 2001 and December 31, 2000. On March 31, 2000, the LLC distributed $115 million of the note receivable to Duke Energy (see note 1), reducing the note receivable balance from $125 million to $10 million.

                  TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC
                                 AND SUBSIDIARY

                      NOTES TO CONSOLIDATED BALANCE SHEETS

(5) INVESTMENTS

     On March 7, 1990, in conjunction with the formation of the Partnership, the Company contributed cash and conveyed all assets and liabilities (other than certain intercompany and tax-related items) to the Partnership in return for a 1.0101% general partner interest in TE Products Pipeline Company, Limited Partnership and a 1% general partner interest in TEPPCO Partners, L.P.

     In conjunction with the formation of the Partnership, TEPPCO Holdings, Inc. also received 2,500,000 Deferred Participation Interests (DPIs) in the Partnership, which were valued at $17.25 million. The DPIs represented an effective 8.45% limited partner interest in the Partnership. Effective April 1, 1994, the DPIs began participating in distributions of cash and allocations of profit and loss of the Partnership. As of December 31, 1999, 94% of the DPIs have been converted into an equal number of Limited Partner Interests (Units) of the Partnership. On March 31, 2000, the DPIs and Units were distributed to Duke Energy via the distribution of TEPPCO Holdings, Inc. (see note 1). The assets and liabilities of the Partnership are summarized below (in thousands):

                                                               MARCH 31,    DECEMBER 31,
                                                                 2001           2000
                                                              -----------   ------------
                                                              (UNAUDITED)
Current assets..............................................  $  318,238     $  363,397
Property, plant and equipment, net..........................     969,917        949,705
Other assets................................................     308,382        309,708
                                                              ----------     ----------
                                                              $1,596,537     $1,622,810
                                                              ==========     ==========
Current liabilities.........................................  $  313,182     $  358,271
Long-term debt..............................................     802,791        835,784
Other liabilities and deferred credits......................      10,538          3,991
Redeemable Class B Units held by related party..............     105,547        105,411
Minority interest...........................................       4,883          4,296
Partners' capital...........................................     359,596        315,057
                                                              ----------     ----------
                                                              $1,596,537     $1,622,810
                                                              ==========     ==========

(6) INCOME TAXES

     As discussed in note 1, Basis of Presentation, as of March 31, 2000, Texas Eastern Products Pipeline Company and TEPPCO Investments, Inc. were converted to limited liability companies, and the Company's ownership of TEPPCO Holdings, Inc. was distributed to Duke Energy. As such, the Company became a nontaxable entity for federal income tax purposes as of March 31, 2000. In connection with the conversion to limited liability companies, the federal deferred tax liability balance of $39.2 million at March 31, 2000 was recorded as a tax benefit in earnings. Also discussed in note 1, Basis of Presentation, in connection with the contribution of the LLC to DEFS on March 31, 2000, accrued income taxes of $15.7 million and deferred taxes of $2.2 million of the Company were assumed by Duke Energy.

     At March 31, 2001 and December 31, 2000, accrued income taxes payable was comprised of $477,000 and $382,000, respectively, of state income taxes.

     As of March 31, 2001 and December 31, 2000, the difference between the financial statement carrying value and related tax basis of existing assets and liabilities, primarily the Company's equity investments in the Partnership, resulted in a deferred tax liability for state income taxes of $1.3 million and $979,000, respectively.

                          (TEPPCO PARTNERS, L.P. LOGO)

                             TEPPCO PARTNERS, L.P.

                                5,500,000 UNITS

                     REPRESENTING LIMITED PARTNER INTERESTS

                          ----------------------------

                             PROSPECTUS SUPPLEMENT
                               NOVEMBER    , 2001
                          ----------------------------

                                LEHMAN BROTHERS

                              GOLDMAN, SACHS & CO.

                                  UBS WARBURG

                         BANC OF AMERICA SECURITIES LLC

                           A.G. EDWARDS & SONS, INC.

                              RBC CAPITAL MARKETS